Exhibit 10.1

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats ad private or confidential. The redacted terms have been marked at the appropriate place with “[XXX].”

LEASE AGREEMENT

BETWEEN

TC LIBERTY DEVELOPMENT, LLC,

AS LANDLORD, AND

USA RARE EARTH, INC.,

AS TENANT

Bear Den ROAD
Blacksburg, South Carolina

Bear Den Road
Blacksburg, SC

BASIC LEASE INFORMATION

Lease Date:	As defined on the signature page of this Lease.

Landlord:	TC LIBERTY DEVELOPMENT, LLC, a Delaware limited liability company

Tenant:	USA RARE EARTH, INC., a Delaware corporation

Premises:	The entire building to be constructed pursuant to the Design-Build Agreement, generally depicted on the plan attached to the Lease as Exhibit A, and whose street address is anticipated to be assigned on Bear Den Road, Blacksburg, South Carolina 29702 (the “Building”), generally depicted on the plan attached to the Lease as Exhibit A, and the land on which the Building is located (the “Land”) as more particularly described on Exhibit B. The term “Premises” shall collectively refer to the Building, the Land and any appurtenant roadways, and similar improvements and easements associated with the foregoing or the operations thereof.

Term:	240 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 240th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which Substantial Completion of the Base Building Work (as defined in Exhibit D hereto) is achieved, or (c) the date on which Substantial Completion of the Base Building Work would have been achieved but for the occurrence of any Tenant Delay (as defined in Exhibit D-1 hereto).

Basic Rent:	Basic Rent shall be calculated using the Lease Constant Percentage applied to the Project Costs (as defined in Exhibit J), with annual escalations of 2.5% on each anniversary of the Commencement Date. Upon the final determination of the Lease Constant Percentage and the Project Costs, the parties shall execute an amendment to this Lease setting forth the Basic Rent payable pursuant to this Lease.

Security Deposit:	[Intentionally Deleted].

Additional Rent:	The Property Management Fee and Tenant’s Proportionate Share of Operating Costs and Taxes.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	Specialty manufacturing use and general industrial/warehouse use for the purpose of receiving, storing, shipping and selling (but limited to wholesale sales) products, materials and merchandise made or distributed by Tenant in compliance with Section 9 of the Lease. Tenant shall be responsible for confirming that the Permitted Use complies with all applicable Laws.

Tenant’s Proportionate Share:	100%. The number of rentable square feet in the Premises is an estimate calculated by Landlord’s architect using the Standard Method of Measurement, ANSI/BOMA Z65.2-2019 (“BOMA Standard”). Landlord shall use the architect’s most recent calculations of the number of rentable square feet in the Premises upon completion of construction thereof and thereafter from time to time so long as such calculations are consistent with the BOMA Standard measurement requirements. Upon completion of the initial construction of the Premises, Landlord shall promptly notify Tenant of the determination of measurements by Landlord’s architect. Within ten business days following the determination of such measurements, the parties shall execute an amendment to this Lease in the form of Exhibit I attached hereto establishing the number of rentable square feet in the Premises and the Basic Rent payable during the Term.

Tenant’s Address:	For all Notices:	With a copy to:
	USA Rare Earth, Inc. 100 West Airport Road Stillwater, OK 74075 Attention: Brittany Allison	USA Rare Earth, Inc. 100 West Airport Road Stillwater, OK 74075 Attention: David Kronenfeld, General Counsel Telephone: 813.867.6155 Email: legal@usare.com

And a copy to:
USA Rare Earth, Inc. 100 West Airport Road Stillwater, OK 74075 Attention: Valerie Jacob, Chief Legal Officer Telephone: 813.867.6155 Email: legal@usare.com

Landlord’s Address:	For all Notices:	With a copy to:
	TC Liberty Development, LLC c/o Trammell Crow Company 2173 Hawkins Street, Suite D Charlotte, NC 28203 Attention: Benjamin G. Schon	TC Liberty Development, LLC c/o Trammell Crow Company 2121 North Pearl Street, Suite 3000 Dallas, TX 75201 Attention: General Counsel

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

Bear Den Road
i	Blacksburg, SC

Bear Den Road
ii	Blacksburg, SC

Bear Den Road
iii	Blacksburg, SC

Bear Den Road
iv	Blacksburg, SC

LIST OF DEFINED TERMS

Page No.

Action	33
Additional Rent	i
Affiliate	36
Authorities	33
Base Building Work	D-1
Baseline Site Assessment	29
Basic Lease Information	1
Basic Rent	i
BOMA Standard	i
Building	i
Building’s Structure	36
Building’s Systems	36
Cannabis	36
Casualty	17
CHIPS Act	D-7
Code	30
Commencement Date	i
Company	27
Cooperation Efforts	33
Corporate Debt Rating	36
Corporate Debt Rating Requirement	36
Cure Period	D-1-1
Damage Notice	17
Default Rate	36
Design Issue	36
Design-Build Agreement	36
Design-Builder	36
Developer Spread	36
Development Services	D-4
Development Services Agreement	36
Development Services Fees	37
Digital Rights	37
Discount Rate	37
Environmental Consultant	29
Environmental Requirements	37
Escrow	4
Escrow Agreement	4
Escrowed Amount	4
Event of Default	18
Excluded Operating Costs	37
Excused Delay	D-1-1
Exit Site Assessment	29
Final Development Costs	J-2
Final Plans	D-2
Final Project Budget	J-3
Force Majeure	24
GAAP	38
Green Initiatives	38
Hazardous Materials	38
HVAC	38
Improvements	38
Incentives	33
Incentives Claim	33

Bear Den Road
v	Blacksburg, SC

Page No.

including	38
Initial Project Budget	J-2
Insolvent	33
Insurance Proceeds	18
Land	i
Landlord	i
Landlord Insured Parties	39
Landlord’s Cost Overrun Obligation	J-3
Landlord’s Mortgagee	39
Landlord’s Statement of Costs	J-1
Laws	39
Lease	1
Lease Constant Percentage	39
Lease Date	35
Lease Month	39
Letter Agreement	4
Loss	15
Milestone	D-1-1
Milestone Date	D-1-1
Minor Alterations	39
Moody’s	39
Mortgage	39
OFAC	39
Operating Costs	39
Permitted Hazardous Materials	40
Permitted Occupant	12
Permitted Transfer	11
Permitted Transferee	11
Permitted Use	i
Plans	D-1
Preliminary Work	40
Premises	i
Prevailing Rental Rate	G-1
Primary Lease	40
Prime Rate	40
Prohibited Entity	40
Prohibited Entity Law	40
Prohibited Use	40
Project Costs	J-1
Property Management Fee	2
Punch List	D-3
Punchlist Items	E-1
Purchase Offer Notice	M-1
Qualified Broker	41
reasonable wear and tear	41
Reconciliation Period	J-1
Reconciliation Statement	3
Regulations	30
related complex	41
Release	41
Rent	i
Repair Period	17

Bear Den Road
vi	Blacksburg, SC

Page No.

Response Period	M-1
ROFO Deposit	M-1
S&P	41
Second Notice	22
Security Deposit	i
Sign Requirements	8
Standard of Care	D-4
Substantial Completion Notice	D-2
Substantial Completion of the Base Building Work	D-1-1
Substitute Tenant	21
Sustainability Standards	41
Taking	16
Tangible Net Worth	41
Tangible Net Worth/Credit Threshold	41
Taxes	42
TC MidAtlantic	4
Telecommunications Services	42
Tenant	i
Tenant Contractor Delay	D-1-1
Tenant Contribution	J-3
Tenant Delay	D-1-1
Tenant Party	42
Tenant’s Objections	J-1
Tenant’s Off-Premises Equipment	42
Tenant’s Property	21
Tenant’s Proportionate Share	i
Tenant’s Signage	8
Tenant-Triggered Modifications	42
Term	i
Termination Declaration	28
Transfer	9
trash	42
UCC	42
Walk-Through Date	D-3
Warranty Period	D-2

Bear Den Road
vii	Blacksburg, SC

LEASE

This Lease Agreement (this “Lease”) is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) and the schedule of definitions attached to this Lease as Schedule 1 are incorporated herein by reference for all purposes.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3. Tender of Possession; Early Access.

3.1 Generally. Landlord shall deliver possession of the Premises when Substantial Completion of the Base Building Work has been achieved. Upon “Final Completion of the Project” (as defined in the Design-Build Agreement), Tenant shall have full, unrestricted access to the Premises for occupancy and use in accordance with, and subject to, the terms of this Lease (including Punch List completion, warranty work and Landlord’s reserved rights under this Lease). Tenant shall have early access to the Premises pursuant to Section 3.3 below.

3.2 Confirmation of Commencement Date. Within ten business days after request from either party therefor following the Commencement Date, Landlord and Tenant shall each execute and deliver to the other a letter substantially in the form of Exhibit E hereto confirming (a) the Commencement Date, (b) the expiration of the initial Term, and (c) that Landlord has performed all of its obligations with respect to the delivery condition of the Premises (except for punchlist items specified in such letter that are the responsibility of Landlord pursuant to the express terms and conditions of this Lease); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease.

3.3 Early Entry by Tenant. Entry into any portion of the Premises by any Tenant Party prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent. Before Tenant may occupy the Premises to conduct business therein, Tenant shall, at its expense, obtain and deliver to Landlord evidence (e.g., a certificate of occupancy or its local equivalent) from the appropriate governmental authority that Tenant may lawfully occupy and use the Premises for the Permitted Use. To the extent permitted by and subject to all Laws, and subject to and in accordance with the Design-Build Agreement, Tenant may enter the Premises before Substantial Completion of the Base Building Work with Landlord’s prior written consent (which shall not be unreasonably withheld) to install furniture, fixtures and equipment therein, provided that (a) Landlord is given prior written notice of any such entry, (b) such entry shall be coordinated with Landlord and shall not interfere with the Base Building Work, and (c) Tenant shall deliver to Landlord evidence that the insurance required under Section 11 of this Lease has been obtained. Tenant shall conduct its activities therein so as not to interfere with the Base Building Work, and shall do so at its risk and expense. If, in Landlord’s reasonable judgment, Tenant’s activities therein interfere with the Base Building Work and such interference is not cured within two days following Landlord’s delivery of written notice of such interference, Landlord may terminate Tenant’s right to enter the Premises before Substantial Completion of the Base Building Work. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant to the extent required for Tenant’s separate work or activities.

4. Rent.

4.1 Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association, or, at either party’s election, by electronic or wire transfer, at Landlord’s address provided for in this Lease or such other address as may be specified in writing by Landlord. Additionally, Tenant’s payments of Rent shall be accompanied by all applicable state and local sales, use, transaction privilege, rental and excise taxes that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent and Additional Rent shall be payable monthly in advance on the first day of each calendar month. Payments of Basic Rent and Additional Rent for any partial calendar month shall be prorated in the proportion to the number of days this Lease is in effect during such month as to the actual number of days in such month; such Basic Rent and Additional Rent payment for any partial calendar month at the beginning of the Term shall be due by Tenant on the Commencement Date. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor.

Bear Den Road
1	Blacksburg, SC

4.2 Additional Rent.

4.2.1 Operating Costs. Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance on the first day of each calendar month, an amount equal to Tenant’s estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate (but Landlord may not re-estimate more than once in any calendar year) the Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

4.2.2 Taxes. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. For property tax purposes, Tenant waives and releases all rights to protest or appeal the appraised value of the Premises, except as provided below, and all rights to receive notices of reassessment and/or reappraisement; however, upon written request from Tenant, Landlord shall promptly provide or cause to be provided to Tenant such reasonable and non-privileged documentation regarding same that is in Landlord’s possession or control (such as notices, returns, invoices, receipts, determinations, opinions, communications and certifications received from or submitted to the taxing authorities relating to the Premises). Landlord shall engage a tax consultant each year to determine whether it is in the best interest to contest Taxes for the year in question, and if such tax consultant determines it is in the best interest to contest Taxes, Landlord will contest Taxes for the year in question. If Landlord, after consultation with Landlord’s tax consultant, elects not to contest Taxes for the period in question, Landlord shall promptly notify Tenant in writing, and upon written request from Tenant, Landlord shall submit or cause the submission to Tenant of requested reasonable and non-privileged documentation as described above as relates to the decision not to contest Taxes for the year in question. If Tenant, in consultation with Tenant’s tax consultant, reasonably and in good faith believes contesting Taxes will reduce Taxes for the period in question and Landlord has elected not to contest Taxes for the applicable year, Tenant may elect, at its sole expense, to contest Taxes for the period in question and shall so notify Landlord thereof in writing. Nothing herein shall be deemed to limit, suspend or abate Tenant’s obligations to pay Taxes when due. Further, if Tenant protests, challenges or appeals any valuation for property tax purposes or all or any portion of the Premises, and such valuation increases from the value protested, challenged or appealed, Tenant agrees to indemnify, defend and hold Landlord harmless on an after-tax basis for any property taxes due as a result of such increase. From time to time during any calendar year, Landlord may estimate or re-estimate (but Landlord may not re-estimate more than twice in any calendar year) the Taxes to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Taxes payable by Tenant shall be appropriately adjusted in accordance with the estimations.

4.2.3 Property Management Fee. Subject to Section 4.2.6 below with respect to Tenant’s self-management of the Premises, Tenant shall pay to Landlord, in advance on the first day of each calendar month, a property management fee equal to 3% of the sum of Tenant’s monthly Basic Rent and Tenant’s Proportionate Share of Operating Costs and Taxes, in each case disregarding, for the purposes of such calculation, any abatement of Rent granted in this Lease (the “Property Management Fee”).

Bear Den Road
2	Blacksburg, SC

4.2.4 Reconciliation Statement. Landlord shall endeavor to furnish to Tenant a statement of Operating Costs for the previous year and of the Taxes for the previous year (the “Reconciliation Statement”) no later than June 30 of each calendar year, or as soon thereafter as practicable. If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2.4 for the year covered by the Reconciliation Statement exceed Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days after Landlord furnishes the Reconciliation Statement to Tenant; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4.2.4 for such year are less than Tenant’s Proportionate Share of such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.

4.2.5 Tenant’s Inspection Right. Provided no Event of Default then exists, after receiving an annual Reconciliation Statement and giving Landlord 30 days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Additional Rent for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 90 days after the Reconciliation Statement has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 120 days after the Reconciliation Statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such Reconciliation Statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection unless the total Additional Rent for the period in question is determined to be overstated by more than 5% in the aggregate, and, as a result thereof, Tenant paid to Landlord more than the actual Additional Rent due for such period, in which case Landlord shall pay the audit cost (not to exceed $3,500). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. If such inspection or audit reveals that an error was made in the Additional Rent previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Provided Landlord’s accounting for Additional Rent is consistent with the terms of this Lease, Landlord’s good faith judgment regarding the proper interpretation of this Lease and the proper accounting for Additional Rent shall be binding on Tenant in connection with any such audit or inspection. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (a) reasonably acceptable to Landlord, (b) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (c) which agrees with Landlord in writing to maintain the results confidential. Nothing in this Section 4.2.5 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s books and records and to contest the amount of Additional Rent payable by Tenant shall be as set forth in this Section 4.2.5, and Tenant hereby waives and releases any and all other rights pursuant to applicable Law to audit such books and records and/or to contest the amount of Additional Rent payable by Tenant and this waiver and release shall survive the expiration or earlier termination of the Lease.

4.2.6 Tenant’s Self-Management of Premises. Notwithstanding anything to the contrary contained in this Lease, so long as Tenant or a Permitted Transferee leases and occupies the entire Premises, and provided no Event of Default exists, Tenant shall self-manage the Premises on the following terms and conditions:

(a) The Property Management Fee shall be reduced to a commercially reasonable amount (reasonably determined by Landlord but not to exceed 1%) to compensate Landlord for its remaining property management and asset management obligations under this Lease and with respect to the Premises.

Bear Den Road
3	Blacksburg, SC

(b) Tenant (and not Landlord) shall be responsible for maintaining, repairing and replacing the interior and exterior of the Premises (other than the Building’s Structure, which at all times shall be maintained by Landlord in accordance with Sections 7.2 and 7.3 below), consistent with the standards of comparable projects in the submarket in which the Premises are located and for providing all services to be provided by Landlord under this Lease.

(c) Tenant shall promptly pay, before delinquency, all costs associated with the Premises, and all other costs which Landlord would otherwise be required to pay (subject to reimbursement by Tenant) if Landlord had engaged a professional property management company to perform such services (other than the Property Management Fee).

(d) Without limiting the foregoing, Tenant shall maintain the Building’s Systems in good repair and condition and in accordance with all applicable Laws and with such equipment manufacturers’ suggested operation/maintenance service program; such obligation shall include replacement of all equipment necessary to maintain such equipment and system in good working order. On or before the Commencement Date, Tenant shall enter into regularly scheduled (no less than quarterly) preventive maintenance/service contracts for such equipment, each in compliance with Landlord’s specifications and otherwise in form and substance and with a contractor reasonably acceptable to Landlord, and deliver copies thereof to Landlord. At least 14 days before the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the Building’s Systems are then in good repair and working order, reasonable wear and tear excepted, and no deferred maintenance items then exist. Landlord may from time to time, at reasonable times and after reasonable prior notice to Tenant, inspect the Premises to insure that Tenant is properly maintaining the same.

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the Default Rate; additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (a) five percent of the delinquent payment, and (b) $250, to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five days after Landlord delivers written notice of such delinquency to Tenant. The late fee referenced above represents a fair and reasonable estimate of the costs Landlord will incur by reason of Tenant’s delinquent payment.

6. Escrow Agreement. Prior to the Lease Date, TC MidAtlantic Development V, Inc. (“TC MidAtlantic”) and Tenant executed the Letter Agreement Providing Limited Authorization to Proceed in Advance of Proposed Lease dated as of April 10, 2026 (the “Letter Agreement”) to set forth the terms and conditions upon which TC MidAtlantic would commence performing work and incurring costs related to the acquisition of the Land and the development of the Premises. The Letter Agreement was assigned to Landlord and has now been superseded by this Lease. Notwithstanding the foregoing, the payment obligations of Tenant to Landlord under the Letter Agreement are incorporated into this Lease. As contemplated in the Letter Agreement, Tenant, TC MidAtlantic and Fidelity National Title Insurance Company executed the Escrow Agreement dated as of April 10, 2026 (the “Escrow Agreement”) to provide for Tenant’s escrow (the “Escrow”) of certain funds based on the then-current budget of costs for the “Preliminary Work” (as such term is defined in the Letter Agreement), as amended from time to time (the “Escrowed Amount”). Prior to the execution of this Lease, the Escrow Agreement was amended to (a) acknowledge the assignment of the Escrow Agreement by TC MidAtlantic to Landlord, (b) allow Landlord to draw funds from the Escrow that are due and payable by Tenant pursuant to the terms of the Letter Agreement and Escrow Agreement, as amended, and (c) to allow Fidelity National Title Insurance Company to pay certain amounts to Tenant’s broker and the Design Builder from the Escrow Amount. Tenant shall maintain the Escrow with an Escrowed Amount equal to Landlord’s then-current budget for the Project Costs, as amended from time to time. Notwithstanding anything to the contrary in this Lease or the Escrow Agreement, the parties hereby agree that the Escrow Agreement will continue to be kept in full force and effect through the later to occur of (a) commencement of vertical construction of the Premises, and (b) the date of execution of an amendment to this Lease incorporating the terms and closing of Landlord’s capitalization (whether equity financing, debt financing or both) with respect to this Lease.

Bear Den Road
4	Blacksburg, SC

7. Landlord’s Maintenance Obligations.

7.1 Net Lease. This Lease is intended to be a net lease and Landlord’s maintenance, repair and replacement obligations are limited to those expressly set forth in this Section 7. Landlord’s obligations under this Section 7 shall not apply to any items installed by or on behalf of a Tenant Party.

7.2 Costs Paid by Landlord. Landlord, at its own cost and expense (except to the extent expressly reimbursable by Tenant to Landlord pursuant to this Lease, including Section 8.8), shall be responsible only for replacement of the structural elements of the Building’s roof, foundation and exterior walls. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work.

7.3 Costs Paid as Operating Costs. Landlord shall maintain, repair and replace the Building’s Structure, that portion of the Building’s Systems not allocated to Tenant pursuant to the terms of this Lease, and exterior areas of the Premises, including driveways, alleys, parking areas, roads, landscape and grounds of the Premises, the exterior of the Building (including painting, caulking and sealing [including caulking and sealing the Building’s exterior walls]) and any items normally associated with the foregoing, in each case, in good condition and consistent with the operation of a specialty manufacturing facility. All costs in performing the work described in this Section 7.3 shall be included in Operating Costs except those costs (a) payable by Landlord at its sole cost and expense pursuant to Section 7.2, or (b) reimbursable by Tenant to Landlord pursuant to this Lease, including Section 8.8.

7.4 Performance of Work. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. Landlord shall have no obligations hereunder with respect to uninsured losses and damages caused by a Tenant Party. Tenant expressly waives and releases the benefit of any Law now or in the future in effect which would otherwise afford Tenant the right to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair. Notwithstanding anything to the contrary contained herein, Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance, repair and replacement obligations hereunder (e.g., Landlord shall, in its sole discretion, determine whether, and to the extent, maintenance, repairs or replacements are the appropriate remedial action).

8. Improvements; Alterations; Repairs; Maintenance.

8.1 Improvements; Alterations.

8.1.1 Minor Alterations. After the completion of any initial work, and following the Commencement Date, Tenant may perform Minor Alterations in the Premises without Landlord’s consent.

8.1.2 General Provisions for All Alterations. Improvements to the Premises shall be installed at Tenant’s expense and only in accordance with plans and specifications which have been previously submitted to and, except for Minor Alterations, approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; however, Landlord may withhold its consent in its sole discretion to any Improvement that contains a Design Issue. All paints, sealants, stains and adhesives used by any Tenant Party shall have no- or low-volatile organic emissions. All work to modify or remove Improvements shall be governed by this Section 8, and Tenant shall submit plans and specifications for any such work to Landlord for Landlord’s review and approval if plans would typically be prepared therefor. All Improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any Improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. All Improvements, trade fixtures, equipment and appurtenances which may be installed or placed in or about the Premises from time to time shall be at the sole cost of Tenant and, upon the expiration or earlier termination of the Term, shall be and become part of the Premises and the property of Landlord except as otherwise provided in Section 21. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord because of any Improvements made by or on behalf of any Tenant Party within 30 days after Landlord’s delivery to Tenant of a statement of such costs, together with reasonable supporting documentation.

Bear Den Road
5	Blacksburg, SC

8.2 Approval Process. If Tenant desires to perform any work in the Premises that requires Landlord’s approval under Section 8.1 hereto and submits to Landlord plans and specifications therefor or change orders thereto, then Landlord shall within ten business days after its receipt of such plans and specifications and within six business days after its receipt of any such change orders with respect thereto (or, if such change orders involve work which would affect the Building’s Structure or the Building’s Systems, ten business days after its receipt of any such change orders), notify Tenant whether it approves or disapproves the same; any notice of disapproval shall be accompanied by a statement in reasonable detail of the reasons therefor. If, in Landlord’s reasonable judgment, any item submitted by Tenant under this Lease is not accompanied by sufficient information to allow Landlord to determine whether such items should be approved, then the time period hereunder for Landlord’s response shall be extended by one day for each day until Tenant provides such necessary information to Landlord. Notwithstanding the foregoing, if Landlord fails to notify Tenant that it approves or disapproves the requested alteration to the Premises within ten business days after submission to Landlord of all the items required under this Section 8, Tenant may deliver a second written notice regarding same to Landlord, and if such second notice conspicuously states, “IF YOU DO NOT DELIVER YOUR APPROVAL OR DISAPPROVAL OF THE REQUESTED ALTERATION WITHIN FIVE BUSINESS DAYS AFTER YOU RECEIVE THIS REQUEST FOR CONSENT, YOUR APPROVAL OF THIS ALTERATION WILL BE DEEMED GIVEN”, and Landlord fails to notify Tenant that it approves or disapproves the requested alteration to the Premises within five business days after delivery of such second notice, then Landlord shall be deemed to have approved such alteration.

8.3 Repair and Maintenance by Tenant. To the extent not a specific Landlord responsibility set forth in Section 7.2 or 7.3 above, Tenant shall maintain the Premises in a clean, safe, and operable condition, and to a Class A standard, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good repair and condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises and Tenant’s Off-Premises Equipment and all other areas, Improvements and systems serving the Premises, including loading areas, loading docks, dock wells, dock equipment, dock doors, dock bumpers, dock seals, overhead doors, levelers, plates and similar equipment, plumbing, drains and sump pumps, electrical, water, fire sprinkler system, and sewer lines, entries, doors, door frames, special fronts or office entries, ceilings, skylights, glass or plate glass windows, window frames, interior walls, interior and exterior lighting, and the interior side of demising walls, floor slab and HVAC systems (including all duct work and any evaporative units), and other building and mechanical systems, electrical and plumbing systems, and Tenant shall utilize all of the foregoing items in accordance with the applicable design specifications and capacities. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. No later than 14 days prior to the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that all such items which Tenant is required to maintain hereunder are then in good repair and condition and have been maintained in accordance with this Section 8.3. In lieu of the engineer’s certificate, Tenant may elect to give written notice to Landlord at least 30 days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. If Tenant fails to give such notice or to participate in such joint inspection, Landlord’s inspection shall be deemed conclusive for purposes of determining whether Tenant’s obligations under Section 21 of this Lease have been satisfied (including any maintenance, repair, replacement or restoration Tenant failed to perform pursuant to Section 21). In furtherance of the foregoing, Tenant, during the entire Term and at its sole cost and expense, shall enter into a regularly scheduled preventative maintenance/service contract with a maintenance contractor reasonably approved by Landlord for servicing all hot water, HVAC and elevator systems and equipment within or serving the Premises. Tenant’s HVAC service contract shall ensure that all HVAC systems are electronically monitored for remote diagnosis and system malfunctions (and all notifications shall be sent to both Landlord’s property manager and Tenant) and all issues shall be repaired by Tenant or its vendor within 15 days following the initial notification. Such service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual. An executed copy of such contract (including renewals) shall be provided to Landlord upon request. If Tenant fails to provide a copy of such contract (or renewal) within ten business days following Landlord’s written request therefor, Landlord may elect to enter into such contract at Tenant’s cost, plus an administrative fee of 15% of such cost. Tenant shall repair or replace, subject to Landlord’s direction and supervision, (a) any damage to the Premises caused by a Tenant Party, and (b) as more particularly described below in this Section 8.3, Tenant shall be responsible for the costs to repair or replace any damage to the Premises caused by a Tenant Party. If (1) Tenant fails to commence to perform any maintenance or make any repairs or replacements required to be made by Tenant pursuant to this Section 8.3 within 30 days after Landlord’s written request therefor (or, if earlier, within 30 days following the occurrence of such damage caused by a Tenant Party) and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such maintenance, repairs or replacements within 90 days after Landlord’s written request therefor (or, if earlier, within 90 days following the occurrence of such damage) (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. If any damage caused by a Tenant Party affects the Building’s Systems or Building’s Structure or any area outside the interior surface of the curtain walls of the Building, then Landlord may elect to repair such damage at Tenant’s expense.

Bear Den Road
6	Blacksburg, SC

8.4 Performance of Work. Following Landlord’s approval of the plans and specifications therefor as described above, all work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant requests that Landlord supervise any work described in this Section 8, Tenant shall pay to Landlord a market rate construction management fee (reasonably determined by Landlord but not to exceed 5%) related to such work. If Tenant has not requested that Landlord supervise any work described in this Section 8, but all or a portion of such work affects the Building’s Systems or Building’s Structure, Tenant shall pay to Landlord a market rate construction management fee (reasonably determined by Landlord but not to exceed 5%) with respect to that portion of the work affecting the Building’s Systems or Building’s Structure. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming the Landlord Insured Parties as additional insureds against such risks, and in such commercially reasonable amounts as Landlord may require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with the plans and specifications approved by Landlord as described above, all Laws and in a good and workmanlike manner so as not to damage the Premises (including the Premises, the Building’s Structure and the Building’s Systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable and non-discriminatory rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by Landlord’s engineer, at Tenant’s expense, and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building or the Premises’ fire protection or life safety systems must be performed by Landlord’s applicable contractor for such type of work, and no such work will be permitted if it would void or reduce or otherwise adversely affect any warranty associated with the Premises. Upon completion of any work described in this Section 8 (other than purely cosmetic work such as paint, wallpaper or carpet), Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the Improvements as constructed.

8.5 Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party (excluding the Base Building Work) shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s or construction liens to be filed against the Premises in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work in a commercially reasonable form approved by Landlord. If any mechanic’s or construction lien is filed, then Tenant shall, within ten business days after the filing thereof (or such earlier time period as may be necessary to prevent the forfeiture of the Premises or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten business days after Landlord has invoiced Tenant therefor. Landlord’s and Tenant’s relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of any Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the Lease Date until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party; provided that this sentence shall not apply to work performed by Landlord so long as Tenant has timely reimbursed Landlord for applicable amounts related thereto in accordance with this Lease. This indemnity provision shall survive termination or expiration of this Lease.

8.6 Janitorial Services. Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition and to a Class A standard. Tenant shall utilize cleaning materials that protect indoor air quality. If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with the foregoing or maintain the Premises in a clean and safe condition, Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof, plus an administrative fee equal to 15% of such cost, within ten days after Landlord delivers to Tenant an invoice therefor.

Bear Den Road
7	Blacksburg, SC

8.7 Utilities; Licenses and Permits.

8.7.1 Utilities. Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Premises. Landlord shall have no responsibility whatsoever in connection with the foregoing. Landlord may, at Tenant’s expense, separately meter and bill Tenant directly for its use of any such utility service. To the extent any utility service for the Premises is submetered, the meter shall be read by Landlord or Landlord’s designee, and Tenant shall pay to Landlord, within 30 days after receipt of an invoice therefor, the cost of such service based on rates charged for such service by the utility company furnishing such service, including all fuel adjustment charges, demand charges and taxes. In addition, if any particular utility is not separately metered or submetered as provided above, Tenant shall reimburse Landlord for any costs of such utility service obtained in Landlord’s name within 30 days following Landlord’s invoice for such costs. Tenant, at its expense, shall obtain all utility services for the Premises (other than a utility that is submetered or otherwise provided to the Premises by Landlord), including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Tenant will cooperate with Landlord’s legally-required efforts to monitor utility use and consumption and waste disposal at the Premises. In connection therewith, Landlord may (a) install meters, submeters or other measurement devices to monitor water, sewer, gas and electricity use and consumption at the Premises and (b) obtain data regarding Tenant’s waste disposal and recycling and water, sewer, gas and electric use and consumption at the Premises directly from the applicable Tenant Party’s utility and waste disposal or recycling providers (and, within ten business days following Landlord’s written request therefor, such Tenant Party shall execute such commercially reasonable written releases as such utility and waste disposal and recycling providers may request to evidence such Tenant Party’s consent to deliver such consumption data). If requested in writing by Landlord, Tenant will deliver to Landlord a copy of the waste disposal and recycling and water, sewer, gas and electric utility bills pertaining to the Premises that are billed to or paid by any Tenant Party in a manner reasonably requested by Landlord promptly following Landlord’s request therefor. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant’s obligations hereunder.

8.7.2 Licenses and Permits. Tenant shall, at its sole cost and expense, obtain and keep in force during the Term, and all extensions thereof, all licenses, certificates and permits necessary for it to use the Premises in accordance with applicable Laws.

8.7.3 Power Agreements. Tenant shall execute and deliver, and shall pay the costs relating to, any agreement with the electrical power or other utility provider to the Premises, including any power study, power purchase agreement, usage agreement or other similar agreement required or requested by the utility provider.

8.8 Reimbursable Expenses. Within 30 days following Landlord’s written invoice to Tenant, Tenant shall reimburse Landlord (not as an Operating Cost but as a direct reimbursement) for (a) the cost of all maintenance, repair or replacement work performed or paid by Landlord under Section 8, or as a result of any Tenant Party (including Tenant’s failure to maintain in accordance with this Lease) invalidating or otherwise affecting the warranties applicable to the Premises, (b) the cost of all alterations to the Building’s Structure or the Building’s Systems required by applicable Law because of Tenant-Triggered Modifications and (c) any fees, fines or penalties levied against the Premises (or any portion thereof) or against Landlord to the extent reasonably attributable (in each case, as reasonably determined by Landlord) to (1) Tenant’s violation of Law or (2) Tenant’s use or occupancy of the Premises, in each case of clause (a) and (c) above, plus an administrative fee of 15% of such cost.

8.9 Signs. Subject to all applicable authorities’ prior approval of the location, design, size, color, material composition and plans and specifications therefor, Tenant may install, at Tenant’s expense, fascia and directional signage at the Building (collectively, “Tenant’s Signage”). Tenant shall erect Tenant’s Signage in accordance with the approved plans and specifications, in a good and workmanlike manner, in accordance with all Laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located, so long as Tenant has received all requisite approvals thereunder (the “Sign Requirements”); thereafter, Tenant shall maintain Tenant’s Signage in a good, clean and safe condition in accordance with the Sign Requirements, all at Tenant’s sole cost and expense. After the end of the Term or after Tenant’s right to possess the Premises has been terminated, Tenant shall remove Tenant’s Signage, repair all damage caused thereby and restore the Building to its condition before the installation of Tenant’s Signage. Additionally, if Tenant fails to do so prior to such date, Landlord may, without compensation to Tenant, at Tenant’s expense, remove Tenant’s Signage, perform the related restoration and repair work and dispose of Tenant’s Signage in any manner Landlord deems appropriate.

9. Use.

9.1 General Provisions. Tenant shall use the Premises only for the Permitted Use and for no other use or purpose, shall obtain all zoning, occupancy and operational permits, and shall comply with all Laws relating in each case to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Subject to the Building rules and regulations attached as Exhibit C hereto and the other provisions of this Lease (including this Section 9), Tenant will be provided access to the Premises 24 hours per day, seven days per week.

Bear Den Road
8	Blacksburg, SC

9.2 Compliance With Laws. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, Tenant shall comply with all Laws with respect to the Premises, including making all Tenant-Triggered Modifications. If Tenant’s Improvements or legal compliance obligations under this Lease require any alterations to the Building’s Structure or Tenant-Triggered Modifications, Landlord may elect to manage those portions of the alterations that affect the Building’s Structure or Tenant-Triggered Modifications, and Tenant shall reimburse Landlord the cost thereof, together with a market rate construction management fee (reasonably determined by Landlord but not to exceed 5%), within 30 days following delivery by Landlord to Tenant of a reasonably detailed invoice therefor. Tenant shall comply with, and reasonably cooperate with Landlord’s efforts to comply with, Laws and utility provider requirements pertaining to natural resource and energy use, green building or carbon reduction, including disclosures and surveys.

9.3 Prohibited Uses. The Premises shall not be used for any Prohibited Use. If, because of a Tenant Party’s acts or omissions or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. If Tenant fails to cease or remediate such acts within 15 days after Landlord’s request that Tenant do so, then such acts or omissions shall be an Event of Default. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with Landlord in its performance of its obligations under this Lease. Tenant shall (a) use commercially reasonable efforts to cooperate with any Green Initiatives voluntarily adopted by Landlord, (b) comply with any Green Initiatives pertaining to the Premises imposed by Law on any Tenant Party and (c) cooperate with Landlord’s efforts to comply with any Green Initiatives pertaining to the Premises imposed on Landlord by Law, including completing disclosures and surveys.

10. Assignment and Subletting.

10.1 Transfers. Except for Permitted Transfers as expressly provided in Section 10.8, Tenant shall not, without the prior written consent of Landlord (which consent shall be governed by Section 10.2), (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly, indirectly, by operation of law, or by any direct or indirect change in control of Tenant, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant or any indirect owner of Tenant so as to result in a change in the current direct or indirect control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant, or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 10.1(a) through 10.1(g) being a “Transfer”).

10.2 Consent Standards. Landlord shall not unreasonably withhold, condition or delay its consent to any assignment of Tenant’s entire interest in this Lease or subletting of the Premises, provided that the proposed transferee (a) is creditworthy, (b) will use the Premises for the Permitted Use, (c) will not use the Premises in a manner that would materially increase the cost to Landlord to perform its obligations under this Lease, (d) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (e) is not a party or an Affiliate of a party with whom Landlord or its Affiliates has had a material lease dispute and is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (f) will not result in, either by the transfer or any consideration payable to Landlord in connection therewith, an adverse effect on any real estate investment trust (or pension fund or other ownership vehicle) qualification tests applicable to Landlord or any of its Affiliates, and (g) is not a person or entity with whom Landlord, or any of Landlord’s Affiliates, is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Premises or any related complex or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole and absolute discretion. Additionally, Landlord may (1) withhold its consent in its sole and absolute discretion to any proposed Transfer if any Event of Default by Tenant then exists, and (2) condition its consent on the satisfaction of such conditions as Landlord may, in its reasonable discretion, determine appropriate for the operation of the Building or Premises. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, and any Transfer made by Tenant in violation of this Lease, shall be voidable by Landlord in Landlord’s sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Premises. Landlord may condition its consent to a Transfer on receipt (or increase if applicable) of a security deposit, guaranty or letter of credit from a suitable party. Tenant shall not pledge, collaterally assign or otherwise encumber this Lease or any interest therein.

Bear Den Road
9	Blacksburg, SC

10.3 Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer (whether or not consent is granted) and in documenting (and negotiating the terms of) Landlord’s consent (which shall not exceed $3,500 for consents to subleases provided Landlord’s standard consent to sublease form is used without material modification or negotiation). If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief without monetary damages, and Tenant may not terminate this Lease or seek monetary damages.

10.4 Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement on Landlord’s consent form (subject to incorporation of commercially reasonable comments thereto acceptable to Landlord) whereby it expressly assumes Tenant’s obligations hereunder (among other terms and conditions reasonably required by Landlord in connection with providing its consent); however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

10.5 Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (c) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (d) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (e) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6 Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant, and in such event, Tenant will execute commercially reasonable documentation as required by Landlord in order to evidence the conversion of this Lease into a multi-tenant lease. The provisions of this Section 10.6 shall not apply to a Permitted Transfer.

Bear Den Road
10	Blacksburg, SC

10.7 Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of the excess of (a) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (b) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, 100% of the excess of (1) all compensation received by Tenant for a Transfer over (2) the Rent allocable to the portion of the Premises covered thereby. The provisions of this Section 10.7 shall not apply to a Permitted Transfer.

10.8 Permitted Transfers. Notwithstanding Section 10.1, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises or an ownership interest in Tenant so as to result in a change in the direct or indirect control of Tenant (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord, provided that such Transfer is for a legitimate business purpose and not to circumvent the provisions of this Section 10:

10.8.1 an Affiliate of Tenant, but only so long as such transferee remains an Affiliate of Tenant;

10.8.2 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation (unless automatically assumed as a result of such merger or consolidation); and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold immediately following the effective date of the Permitted Transfer;

10.8.3 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as (a) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold immediately following the effective date of the Permitted Transfer; or

10.8.4 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring, directly or indirectly, a controlling interest in Tenant or any indirect owner of Tenant, so long as Tenant continues to satisfy the Tangible Net Worth/Credit Threshold immediately following the effective date of the Permitted Transfer.

Tenant shall notify Landlord of any such Permitted Transfer at least ten business days prior to the effective date thereof. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall either expressly assume in writing the obligations of Tenant hereunder or be bound automatically as a matter of applicable Law. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or Landlord. No later than ten business days prior to the effective date of any Permitted Transfer, Tenant shall furnish Landlord with (a) copies of the instrument effecting any of the foregoing Transfers, (b) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (c) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. The right to Transfer to an Affiliate pursuant to Section 10.8.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant. If such Permitted Transferee ceases to be an Affiliate of Tenant, it shall so notify Landlord in writing within ten business days after such event and, upon the written request of Landlord, transfer, assign, set over or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this Section 10.8, another Affiliate of Tenant.

Bear Den Road
11	Blacksburg, SC

10.9 Permitted Occupants.

10.9.1 Notwithstanding anything in Section 10.1 to the contrary, Tenant may permit its subsidiaries, Affiliates, clients, contractors, customers, auditors, strategic partners or other entities under common ownership (total or partial) with Tenant or with whom Tenant has or is then establishing a bona fide business relationship (each a “Permitted Occupant”) to occupy and use a reasonable portion of the Premises without the written consent of Landlord, subject to the following conditions: (a) the Permitted Occupant is of character, is engaged in a business, uses the Premises in keeping with Tenant and the Permitted Use, and otherwise meets Landlord’s reasonable standards for tenants of the Building, (b) the use of the Premises by the Permitted Occupant may not violate any other agreements affecting the Premises, the Building, or Landlord, (c) the use and occupancy by the Permitted Occupant is otherwise expressly subject to, and the Permitted Occupant must comply with, all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease (other than Tenant’s obligation to pay Basic Rent or Additional Rent under this Lease), including the requirement to obtain insurance in the requisite amounts and to indemnify, defend and hold Landlord harmless for any Loss or other liabilities resulting from the use and operations contemplated by this Section 10.9, (d) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (e) the space occupied by the Permitted Occupant shall not be separately demised from the Premises, (f) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (g) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (h) in no event shall any use or occupancy of any portion of the Premises by any Permitted Occupant release or relieve Tenant from any of its obligations under this Lease, (i) each such Permitted Occupant shall be deemed an invitee of Tenant, and Tenant shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Tenant; (j) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Permitted Occupant; and (k) Tenant shall receive no rent, payment or other consideration in connection with such occupancy and use other than nominal rent payments, which in no event may be greater per rentable square foot occupied and used by such Permitted Occupant than the Basic Rent and Additional Rent amounts (per rentable square foot in the Premises) payable by Tenant hereunder. Occupancy of the Premises by a Permitted Occupant shall not constitute occupancy by Tenant for any purposes under this Lease.

10.9.2 Tenant shall provide to Landlord the name and contact information of each Permitted Occupant being allowed access to the Premises by Tenant before such access is provided to such Permitted Occupant.

10.9.3 Any equipment or other property of a Permitted Occupant in the Premises shall be subject to Section 16 (Personal Property Taxes) and Section 21 (Surrender of Premises) of this Lease. However, nothing in this Section 10.9 shall diminish Landlord’s rights elsewhere in this Lease or imply that Landlord has any duties to any Permitted Occupant. Tenant acknowledges that Landlord shall have no responsibility or liability for the allocation or use of the Premises between Tenant and any Permitted Occupant. No disputes among Tenant and any Permitted Occupant shall in any way affect the obligations of Tenant hereunder.

10.9.4 In addition to all other indemnity obligations of Tenant under this Lease, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all Losses arising from all claims made by, attributable to, or otherwise relating to, any Permitted Occupant.

Bear Den Road
12	Blacksburg, SC

11. Insurance; Waivers; Subrogation; Indemnity.

11.1 Tenant’s Insurance. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies:

11.1.1 commercial general liability insurance (including property damage, bodily injury, personal injury, contractual liability and damage to rented premises coverage) in amounts of $1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage, or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require, insuring Tenant (and naming the Landlord, Landlord’s Mortgagee (and such other Landlord Insured Parties designated by Landlord) as additional insureds), against liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, completed operations, independent contractors, products-completed operations, personal injury, advertising injury, liability under assumed contracts, and without implying any consent by Landlord to the installation thereof, the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment (and if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service, distribution or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require);

11.1.2 cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance (including sprinkler leakage, theft, boiler and machinery, ordinance and law, sewer back-up, pipe burst, wind driven rain, water leakage, flood, earthquake, theft, vandalism, malicious mischief, glass breakage, windstorm and collapse coverage) covering the full replacement value of all Improvements in the Premises, naming Landlord, Landlord’s Mortgagee (and such other Landlord Insured Parties designated by Landlord) as loss payees as their interests may appear;

11.1.3 cause of loss-special risk form (formerly “all-risk”) or its equivalent insurance covering the full replacement value of all furniture, trade fixtures, equipment, merchandise, business records and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Premises by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment) with a maximum deductible of $250,000;

11.1.4 during any period of construction, alteration, modification, or Improvement on the Premises, builder’s risk or property insurance in an amount not less than the full replacement cost of the completed value of all constructed, modified, altered, or improved property on the Premises with an installation floater where applicable, which shall provide coverage for any building, structure, machinery, equipment, materials, or fixtures which are damaged, impaired, broken, or destroyed, whether stored off-site or on-site, including during transit, installation, and testing and naming Landlord, Landlord’s Mortgagee (and such other Landlord Insured Parties designated by Landlord) as loss payees as their interests may appear;

11.1.5 commercial auto liability insurance covering automobiles and trucks owned, non-owned, hired, or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident per vehicle on a per occurrence basis, insuring Tenant and naming the Landlord Insured Parties as additional insureds and underlying to the umbrella/excess liability insurance policy (and if any Tenant Party participates in for-hire commerce, Tenant’s policies shall include an endorsement (Form MCS-90) or surety bond (Form MSC-82) filed with FMCSA in compliance with 49 CFR 387 for auto coverage or Truckers or Motor Carrier coverage form);

11.1.6 worker’s compensation insurance at statutory limits (and, for the avoidance of doubt, Tenant shall not be permitted to self-insure for such coverage or otherwise opt out of local worker’s compensation insurance requirements [i.e., Tenant shall not be a non-subscriber]), and employer’s liability insurance with limits of not less than $1,000,000 each accident, $1,000,000 disease policy limit, and $1,000,000 disease each employee;

11.1.7 business interruption and extra expense insurance equal to 100% of the projected gross revenue from the Premises (less non-continuing expenses) for a minimum period of restoration of 12 months plus an extended period of indemnity endorsement of at least 12 months;

Bear Den Road
13	Blacksburg, SC

11.1.8 comprehensive crime coverage of $1,000,000 providing employee dishonesty and theft coverage, covering money, securities, and tangible property;

11.1.9 if any Tenant Party handles, stores or transports any Hazardous Materials (other than Permitted Hazardous Materials) at the Premises, environmental impairment liability insurance insuring Tenant (and naming the Landlord Insured Parties as additional insureds) against all liability for environmental damage, including third party property damage and bodily injury liability, as well as the cost of investigation and remediation (and insuring pollution hazards from cargo), arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, with limits of not less than $2,000,000 per claim and $2,000,000 in the aggregate; and

11.1.10 umbrella / excess liability insurance in an amount of not less than $10,000,000 per occurrence on terms consistent with the commercial general liability, the employer’s liability insurance and the business automobile liability policies required in clauses 11.1.1, 11.1.5 and 11.1.6, hereof.

Notwithstanding the foregoing, Tenant may elect to self-insure for the risks that would be covered under the business interruption insurance required under Section 11.1.7 above, in which event the Landlord Insured Parties shall be afforded no less insurance protection than if the self-insured coverage were fully insured by an insurance company meeting the requirements of this Section 11.1. In addition, Tenant shall cause every Tenant Party to procure and maintain insurance coverage (and naming the Landlord Insured Parties as additional insureds) against such risks, in such amounts, and with such companies as Landlord may reasonably require, including insurance similar to insurance Tenant is obligated to maintain pursuant to this Section 11.1. Landlord’s initial requirements for contractors, sub-contractors, suppliers, service providers, moving companies, vendors and others performing work of any type for Tenant in the Premises are set forth in Exhibit H.

The additional insureds will be entitled to the limits stated in this Lease, or the full limits of the insurance policies maintained by Tenant, whichever are greater. Any insurance required to be maintained by Tenant may be taken out under a blanket insurance policy or policies covering other premises, property or insureds in addition to the Premises and Tenant, provided such blanket policy or policies otherwise comply with this Section 11.1. Tenant and its contractors’ builder’s risk insurance shall be written on a special form or an “all risk” policy form of coverage. Landlord, Landlord’s Mortgagee (and such other Landlord Insured Parties designated by Landlord) shall be named as loss payees under all required builder’s risk insurance. Tenant’s insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least 15 days prior to each renewal of said insurance, and Tenant shall endeavor to ensure that each of its policies requires the insurance company to notify Landlord at least 30 days before cancellation or material change of such policy, or if that is not possible, Tenant shall so notify Landlord in writing at least 30 days before such cancellation or material change (and if Tenant is not successful, Tenant shall notify Landlord in writing of such cancellation or material change by the deadlines set forth above). All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A+:VIII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord’s rights or Tenant’s obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

Bear Den Road
14	Blacksburg, SC

11.2 Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (a) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (b) commercial general liability insurance in an amount determined by Landlord. Landlord may, but is not obligated to, maintain such other insurance and additional limits and coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Premises, together with any deductible amounts payable thereunder, shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, damage to, protecting from further loss or damage to, or repairs to Tenant’s personal property, which includes furniture, furnishings, trade fixtures or equipment, or any Improvements in the Premises, including any tenant finish work or any other Improvements, by whomsoever constructed. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Premises and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs. Notwithstanding anything in this Lease to the contrary, Landlord’s indemnity obligations under this Lease shall be limited to the extent any such claim is insured against under the terms of any insurance policy required to be maintained by Landlord under the terms of this Lease; provided that such limitation shall not apply if the act for which there is an indemnity obligation falls under the policy exclusions.

11.3 No Subrogation; Waiver of Property Claims. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waives and releases any claim it might have against the other for any damage to or theft, destruction, or other Loss (defined below), to the extent the same is insured against (or permitted to be self-insured against) under any insurance policy of the types described in this Section 11 that covers the Premises, any trade fixtures, personal property or Improvements therein, or Landlord’s or Tenant’s business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss; and such waiver shall also apply to any deductible payable under Tenant’s property insurance policies, and any self-insurance and self-retention amounts maintained by Tenant. Additionally, Landlord and Tenant each waives and releases any claim it may have against the other for any Loss to the extent such Loss is caused by a terrorist act, whether certified by the U.S. Government or non-certified. Where not prohibited by Law, each party shall cause its insurance carrier to endorse all insurance policies required to be maintained by such party under this Lease except for Landlord’s commercial general liability insurance (waiving the carrier’s rights of recovery under subrogation or otherwise against the other party including, with respect to Landlord, the Landlord Insured Parties) to the extent such waiver is not already included in such party’s policies. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to any Tenant Party or to any party claiming by, through or under any Tenant Party for (and Tenant, on behalf of itself and each Tenant Party, hereby waives and releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any injury or interruption to any Tenant Party’s business or any loss of income under any circumstances, in each case whether caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such Loss in whole or in part. Landlord shall not be required to carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Premises or any related complex. Notwithstanding anything to the contrary in this Lease, Landlord shall not be liable to any Tenant Party, and Tenant (on behalf of itself and every Tenant Party) hereby waives and releases all claims against Landlord and its representatives and agents, for any damages arising from any act, omission or neglect of any other tenant or occupant in the Premises or any related complex.

11.4 Indemnity. Subject to Section 11.3, to the fullest extent permitted by Law, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) occurring in or on the Premises or arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Premises, including Tenant’s Off-Premises Equipment. Subject to Section 11.3, to the fullest extent permitted by Law, Landlord shall defend, indemnify, and hold harmless Tenant and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any Loss occurring in or on the Premises or arising out of the installation, operation, maintenance, repair or removal of any property of any Landlord Party located in or about the Premises, to the extent caused by the sole negligence or intentional misconduct of Landlord and its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party shall, upon request therefor, defend the indemnified party in such proceeding at its sole cost utilizing counsel reasonably satisfactory to the indemnified party.

Bear Den Road
15	Blacksburg, SC

12. Subordination; Attornment; Notice to Landlord’s Mortgagee.

12.1 Subordination. This Lease shall be subordinate to any Mortgage or Primary Lease that now or hereafter covers all or any part of the Premises. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, if requested by Landlord, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within 20 days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease; provided that any subordination of Tenant’s rights hereunder to any future Landlord’s Mortgagee shall be conditioned upon Tenant’s rights under this Lease continuing and not being terminated or disturbed so long as Tenant is not in default of this Lease.

12.2 Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

12.3 Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

13. Rules and Regulations. Tenant shall comply with the rules and regulations of the Premises which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations, provided that such changes will not unreasonably interfere with Tenant’s use of the Premises. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party. Notwithstanding anything to the contrary contained herein, in the event of any conflict between the rules and regulations attached hereto as Exhibit C, as amended by any subsequent changes or modifications thereto, and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.

14. Condemnation.

14.1 Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

14.2 Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

14.3 Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building or Premises becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.

Bear Den Road
16	Blacksburg, SC

14.4 Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Premises and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property taken which Tenant is entitled to remove under this Lease, moving costs and loss of business. In no event shall Tenant have any claim against Landlord or the condemning authority for the value of any unexpired portion of this Lease.

14.5 Restoration. In the event of any Taking of less than the whole of the Premises which does not result in a termination of this Lease, (a) Landlord, at its expense but only to the extent of the award actually received by Landlord pursuant to such Taking (after deducting any reasonable expenses incurred in connection with such Taking), shall proceed with reasonable diligence to repair, alter and restore the remaining parts of the affected Building and the Premises therein to the extent practicable, and (b) if requested by either party, Landlord and Tenant shall promptly execute an amendment to this Lease confirming the deletion from the Premises of the space subject to the Taking.

14.6 Condemnation Waiver. The provisions of this Section 14 shall constitute Tenant’s sole and exclusive remedy in the event of any Taking, and Tenant waives and releases all rights and remedies in favor of Tenant in the event of a Taking. Except for any abatement or award expressly provided under this Section 14, no damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, in any case arising from any Taking.

15. Fire or Other Casualty.

15.1 Repair Estimate. If the Premises are damaged by fire or other casualty (a “Casualty”), Tenant shall immediately give written notice thereof to Landlord, and Landlord shall, within 90 days after such Casualty (or, if later, after Landlord’s receipt of Tenant’s notice of such Casualty), deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

15.2 Tenant’s Rights. If the Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within 15 months after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.3 Landlord’s Rights. If a Casualty occurs and (a) Landlord estimates that the damage caused thereby for which Landlord is responsible to repair pursuant to Section 15.4 below cannot be repaired within the Repair Period, (b) the damage occurs during the last two years of the Term and Landlord estimates that either (1) the damage cannot be repaired within three months from the date of the Casualty, or (2) less than six months will remain in the Term following completion of such repairs, (c) regardless of the extent of damage, the damage is not fully covered by Landlord’s insurance policies (including that the coverage afforded by such insurance policies is insufficient to pay a market rate construction management and/or development fee (reasonably determined by Landlord but not to exceed 5%) with respect to such repair work), or (d) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

Bear Den Road
17	Blacksburg, SC

15.4 Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, promptly following receipt of all insurance proceeds with respect to such Casualty and all necessary permits, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any Improvements within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, furnishings, equipment, trade fixtures or personal property of Tenant or others in the Premises, all of which Tenant covenants to protect from further loss or damage, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question or the proceeds that Landlord would have received had Landlord carried the insurance required to be maintained by Landlord under Section 11.2. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of Tenant’s insurance policies providing coverage for all Improvements in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease), in each case without any reduction for any applicable deductible (collectively, the “Insurance Proceeds”). If the Term expires or this Lease is otherwise terminated prior to completion of Tenant’s restoration work pursuant to this Section, Tenant shall pay to Landlord all Insurance Proceeds, reduced only by the amount of actual restoration costs paid by Tenant with respect to such restoration work performed prior to such expiration or earlier termination, and such payment shall be a condition precedent to Tenant’s vacating the Premises in the condition required by this Lease in accordance with Section 21.

15.5 Abatement of Rent. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord’s repairs, (b) the date upon which completion of Landlord’s repairs would have occurred but for delays caused by any Tenant Party, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Basic Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Rent by loss of rents insurance proceeds, if any; however, in no event will payment of any insurance deductible be abated.

15.6 Casualty Waiver. The provisions of this Section 15 shall constitute Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises, and Tenant waives and releases all rights and remedies in favor of Tenant in the event of damage or destruction. Except for any abatement expressly provided under this Section 15, no damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant’s business, or any annoyance, in any case arising from any damage or destruction of all or any portion of the Premises.

16. Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, trade fixtures, and Improvements placed by any Tenant Party in the Premises or in or on the Building. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, trade fixtures, and Improvements and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Premises or interest of Landlord therein or impose any fee or penalty against Landlord.

17. Events of Default. Each of the following occurrences shall be an “Event of Default”:

17.1 Payment Default. Tenant’s failure to pay Rent within five business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on one or more occasions;

17.2 Prohibited Payments. Tenant or any guarantor of Tenant’s obligations under this Lease becomes an entity from which Landlord is legally prohibited from accepting Rent payments or otherwise transacting business;

Bear Den Road
18	Blacksburg, SC

17.3 Failure to Take Possession; Abandonment. Tenant (a) fails to take possession of the Premises when tendered by Landlord; or (b) vacates the Premises or any substantial portion thereof for more than 30 days, or removes a substantial portion of its furniture, equipment or files from the Premises, in either case unless (1) Tenant has notified Landlord in writing at least ten business days in advance that it intends to vacate the Premises or any substantial portion thereof; (2) no Event of Default then exists and no event, circumstance or condition has occurred or exists which, with the passage of time or giving of notice, would constitute an Event of Default; and (3) Tenant fulfills all of its obligations under Section 21 hereof;

17.4 Estoppel; Subordination; Financial Reports. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.19 respectively, and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

17.5 Construction-Related Documentation. Any Tenant Party commences any Improvements to the Premises or the Building without following the requirements in this Lease (including those requirements in Section 8 or Exhibit D hereto, respectively) and such failure continues for a period of more than 15 days after Landlord has delivered to Tenant written notice thereof;

17.6 Insurance. Tenant fails to procure and maintain the insurance policies and coverages required under this Lease or Tenant fails to deliver to Landlord (within five business days after Landlord’s demand therefor) evidence of such insurance policies and coverages as required under this Lease;

17.7 Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.5;

17.8 Unpermitted Transfer. Tenant shall Transfer this Lease or Tenant’s interest therein except as expressly permitted in this Lease;

17.9 Other Defaults. Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period, and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured by the earliest of (a) 60 additional days after the expiration of the initial 30-day period, (b) the date that is five business days prior to Landlord being in default of any agreement between Landlord and any third party as a result of Tenant’s failure under this Lease, or (c) the expiration of the Term; and

17.10 Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.10, any guarantor of Tenant’s obligations hereunder) (a) in any bankruptcy or other insolvency proceeding; (b) seeking any relief under any state or federal debtor relief law; (c) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (d) for the reorganization or modification of Tenant’s capital structure; or (e) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

Any notices to be provided by Landlord under this Section 17 shall be in lieu of, and not in addition to, any notices required under applicable Law.

18. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1 Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 19.1, and (c) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value using the Discount Rate, minus (2) the then present fair rental value of the Premises for such period, similarly discounted;

Bear Den Road
19	Blacksburg, SC

18.2 Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Re-entry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;

18.3 Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor. In addition, if Landlord is performing any improvements on behalf of any Tenant Party, Landlord may cease performing such improvements and, at Landlord’s election, terminate all contracts related thereto. Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease or ceasing the performance of such improvements (including collection costs and legal expenses), plus interest thereon at the Default Rate;

18.4 Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

18.5 Alteration of Locks. Additionally, with or without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19. Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.

19.1 Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs and expenses incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and disposing of Tenant’s or any other occupant’s property, (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required by market conditions then prevailing so as to be reasonably acceptable to a new tenant, as determined in Landlord’s sole discretion, (d) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (e) performing Tenant’s obligations under this Lease which Tenant failed to perform, (f) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (g) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate). In addition, if any Event of Default occurs prior to the commencement of vertical construction of the Premises, Tenant shall pay, reimburse and indemnify Landlord for all costs, fees and expenses incurred by Landlord in connection with the Preliminary Work.

19.2 No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default or be deemed an acceptance of a cure. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due. If an Event of Default by Tenant occurs, Landlord may elect, in Landlord’s sole and absolute discretion, to accept or decline any attempts by Tenant to cure such default and no acceptance shall be valid unless it is in writing and signed by Landlord.

Bear Den Road
20	Blacksburg, SC

19.3 Cumulative Remedies. Any and all of Landlord’s remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

19.4 Mitigation of Damage. Any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a “Substitute Tenant”) by hiring a real estate broker or agent and listing the Premises for lease on an online website selected by Landlord. Furthermore, (a) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 60 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (b) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Premises or any related complex is or soon will be available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (1) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in any related complex; (2) whose use would adversely affect the reputation of the Premises or any related complex; (3) whose use would require any addition to or modification of the Premises or any related complex in order to comply with applicable Law, including building codes; (4) who does not have, in Landlord’s sole opinion, the creditworthiness to be an acceptable tenant; (5) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, or is otherwise prohibited by Section 9 of this Lease; (6) that does not meet Landlord’s reasonable standards for tenants of the Premises or any related complex or is otherwise incompatible with the character of the occupancy of the Premises, as reasonably determined by Landlord; (7) whose use does not comply with the Permitted Use; or (8) whose use or occupancy would result in an increase in the insurance premiums for the Premises; and (e) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless: (1) Tenant pays any such amount to Landlord prior to Landlord’s execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant’s default under this Lease); or (2) Landlord, in Landlord’s sole discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

19.5 Waiver of Landlord’s Lien. Landlord waives all contractual, statutory and constitutional liens held by Landlord on Tenant’s personal property, goods, equipment, inventory, furnishings, chattels, accounts and assets (“Tenant’s Property”) to secure the obligations of Tenant under this Lease until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant’s Property, at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant’s obligations under this Lease.

20. Landlord’s Default.

20.1 General Provisions. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for 30 days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant’s exclusive remedy for Landlord’s failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord’s liability or obligations with respect to any such remedy shall be limited as provided in Section 25.2. Tenant shall use commercially reasonable efforts to mitigate any damages resulting from a default by Landlord under this Lease.

Bear Den Road
21	Blacksburg, SC

20.2 Tenant’s Right of Self-Help. If Landlord is in default of this Lease as provided in Section 20.1 above after the notice and cure period described therein (as extended by any delays caused by a Tenant Party) and Landlord does not dispute in good faith that Landlord is obligated pursuant to the terms of this Lease to perform the obligation in question, Tenant shall have the right to cure such default as more particularly described below after giving an additional written notice in bold, upper case letters (in 16 point font or larger) the phrase “FINAL REQUEST – TENANT WILL BE ENTITLED TO SELF HELP REMEDY UNDER THE LEASE” (the “Second Notice”) to Landlord. If such default remains uncured for an additional ten business days after Landlord’s receipt of the Second Notice (as extended by any delays caused by a Tenant Party), and such failure by Landlord materially and adversely affects Tenant’s use or occupancy of the Premises, then, provided no Event of Default by Tenant then exists, Tenant may perform such obligation so long as such work (a) is performed in good and workmanlike manner and compliance with all Laws and this Lease, (b) is performed with new materials, and (c) is performed in a manner so that no warranty is shortened, voided or otherwise diminished. Thereafter, provided such costs would not otherwise be payable by Tenant pursuant to this Lease, Landlord shall reimburse Tenant for the commercially reasonable out-of-pocket costs actually incurred by Tenant to cure such default within 30 days following receipt by Landlord of a written invoice from Tenant, with the paid invoices therefor, and final, unconditional lien waivers in recordable form therefor. Notwithstanding anything to the contrary contained herein, if the obligation to be performed by Tenant will affect the Building’s Structure (including the roof) or the Building’s Systems, Tenant shall use only those contractors used by Landlord in the Premises for work on such structure or system, as applicable. For all other work, Tenant shall use those contractors used by Landlord in the Premises for same type of work unless such contractor is unwilling to perform such work after reasonable, good-faith requests by Tenant, in which event Tenant may use different contractors, subject to Landlord’s reasonable approval. Landlord agrees to approve or reject any contractor proposed to be used by Tenant within two business days of receipt of written notice from Tenant requesting Landlord’s consent (which notice, if sent separately from the Second Notice, must be in the form satisfying the requirements of the Second Notice as described above); provided that if a proposed contractor is duly licensed, bonded, satisfies Landlord’s vendor insurance requirements, performs similar work in comparable buildings and Landlord does not respond to Tenant’s notice within such two-business-day period, Landlord shall be deemed to have approved Tenant’s proposed contractor. Notwithstanding anything in this Section 20.2 to the contrary, this Section shall not apply to Landlord’s performance of the Base Building Work or any default or failure caused by a Taking or a Casualty (all of which shall be governed by the applicable respective provisions of this Lease).

20.3 Tenant’s Offset Right. If Landlord fails to pay the amounts owed by Landlord to Tenant as provided in Section 20.2 above within such 30-day period, Tenant may offset such costs that are not in good faith disputed by Landlord against Tenant’s next accruing installments of Basic Rent until Tenant has been reimbursed for such costs; provided, however, that the amount offset against Basic Rent in any single month shall not exceed 10% of the Basic Rent payable for such month. The rights set forth in this Section 20.3 shall be Tenant’s sole and exclusive remedy for Landlord’s failure to timely pay amounts owed by Landlord to Tenant as provided in Section 20.2.

21. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant’s right to possess the Premises, Tenant shall (a) deliver to Landlord the Premises broom-clean with all Improvements located therein in good repair and condition (except for reasonable wear and tear, condemnation and Casualty damage not caused by a Tenant Party, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term; (b) deliver to Landlord all keys to the Premises and all access cards to the Premises (and shall reimburse Landlord for the then-current replacement cost charged by Landlord for all such keys and access cards that are not returned); (c) remove all unattached trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the related complex by a Tenant Party and unattached equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal); (d) abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all cabling (including conduit), and Tenant covenants that such cabling shall be left in a neat and safe condition in accordance with the requirements of all applicable Laws, including the National Electric Code or any successor statute, and shall be terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box); and (e) remove such Improvements and Tenant’s Off-Premises Equipment as Landlord may require and restore the areas surrounding such Improvements and Tenant’s Off-Premises Equipment to their conditions existing immediately prior to the installation of such Improvements and Tenant’s Off-Premises Equipment; however, Tenant shall not be required to remove any Improvements to the Premises installed by Landlord unless Landlord has specifically required in writing at the time of Landlord’s installation of same that the Improvements in question need not be removed. For clarity, Tenant’s repair, maintenance and replacement obligations are independent of Tenant’s surrender obligations. Tenant shall repair all damage caused by the removal of the items described above. If Tenant fails to remove any property, including any of the property described above, Landlord may, at Landlord’s option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including collection costs and attorneys’ fees), plus interest thereon at the Default Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. The provisions of this Section 21 shall survive the end of the Term.

Bear Den Road
22	Blacksburg, SC

22. Holding Over. If Tenant fails to vacate the Premises in the condition required by this Lease at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Basic Rent payable during the last month of the Term for the first 60 days of such holdover, 200% thereafter, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, such failure shall be an immediate and incurable Event of Default (without any required notice), and, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including removal and storage costs, and reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.

23. Certain Rights Reserved by Landlord. Landlord shall have the following rights:

23.1 Building Operations. To make inspections, tests and repairs, whether structural or otherwise, in and about the Premises, or any part thereof; to monitor utility consumption and usage at the Premises (to the extent required by Law); to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be verbal notice, except in cases of real or apparent emergency, in which case no notice shall be required) to exercise Landlord’s rights or to perform Landlord’s obligations under this Lease and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; and to interrupt or temporarily suspend Building services and facilities;

23.2 Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; or temporarily denying access to the Building;

23.3 Prospective Purchasers and Lenders. Upon reasonable prior notice (which notice may be verbal) to Tenant, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders (provided no Event of Default exists and Tenant is then occupying the Premises, Tenant shall have the opportunity to provide a representative of Tenant to accompany such entry); however, if no such Tenant employee or agent is made available by Tenant, Landlord may enter the Premises as provided above; and

23.4 Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to extend the Term) upon reasonable prior notice (which notice may be verbal) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants (provided no Event of Default exists and Tenant is then occupying the Premises, Tenant shall have the opportunity to provide a representative of Tenant to accompany such entry); however, if no such Tenant employee or agent is made available by Tenant, Landlord may enter the Premises as provided above.

In exercising the foregoing rights in this Section 23, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s occupancy of the Premises; however, nothing in this Section shall diminish or impair Landlord’s exercise of remedies.

24. Substitution Space. [Intentionally Deleted].

25. Miscellaneous.

25.1 Landlord Transfer. Landlord may transfer any portion of the Premises and any of its rights under this Lease (including, for avoidance of doubt, to any entity providing equity financing pursuant to Section 26.2.2(a)). If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing (or by operation of Law) Landlord’s obligations hereunder arising from and after the transfer date.

Bear Den Road
23	Blacksburg, SC

25.2 Limitation of Liability.

25.2.1 Landlord’s Liability. The liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises or other areas of the Building or the Premises shall be limited to Tenant’s actual direct, but not consequential, punitive, special or indirect, damages therefor and shall be recoverable only from the amount which is equal to the equity interest of Landlord in the Building. Further, Landlord (and its successors, partners, shareholders or members) shall not be personally liable for any deficiency, and in no event shall any liability hereunder extend to any sales or insurance proceeds received by Landlord (or its successors, partners, shareholders or members) in connection with the Building or the Premises. Additionally, Tenant hereby waives and releases all lien rights on the Premises and Landlord’s property and all termination rights provided under law or equity; however nothing in the preceding clause shall diminish Tenant’s termination rights expressly set forth in this Lease.

25.2.2 Tenant’s Liability. The liability of Tenant to Landlord for any monetary damages arising from any default by Tenant under the terms of this Lease shall be limited to Landlord’s actual direct, but not consequential, damages therefor; provided that, notwithstanding the foregoing, such limitation shall not apply to any holding over in the Premises following the expiration of the Term, the Release of Hazardous Materials by a Tenant Party, or a violation of Tenant’s representations, covenants or indemnity obligations under Section 25.22, all of which Landlord may recover consequential damages from Tenant. Nothing in this Section 25.2.2 shall affect or limit Landlord’s rights to file legal actions to recover possession of the Premises, or for injunctive relief against Tenant, or any other non-monetary relief as provided in Sections 18 or 19 of this Lease, or Landlord’s rights to prosecute any suit or action in connection with enforcement of rights hereunder or arising herefrom or collection of amounts that may become owing or payable under or on account of insurance maintained by Tenant.

25.2.3 Survival. The provisions of this Section 25.2 shall survive the expiration or earlier termination of this Lease.

25.3 Force Majeure. Whenever a period of time is prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays whatsoever which are beyond the control of such party, whether any such delays are foreseeable as of the Lease Date or not or are otherwise contemplated by the parties herein, including those due to strikes, riots, acts of God, weather, shortages of labor or materials, subsurface, environmental or otherwise concealed physical conditions, fire, landslide, explosions, sabotage, revolution, injunction, tariffs, or other delays incurred by either party in construction or re-construction of the Premises not caused by such party, war, terrorist acts or activities, Laws, pandemic, epidemic, disease, public health emergency (including delays arising out of the spread of a viral illness), delays in the responsiveness of, or the unavailability of, governmental authorities to grant applications or signoffs or to perform inspections, the unavailability of contractors or laborers or disruption of supply chains as a result of any of the foregoing items in this Section, or any other causes of any kind (each such event sometimes referred to as “Force Majeure”). However, the foregoing provisions shall not apply to Landlord’s or Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), Tenant’s obligation to vacate and surrender the Premises upon the expiration or earlier termination of the Term, and any deadline to request payment of any allowances or application of rent credits. Except where the provisions of this Lease (or any amendment to this Lease) grant an express right or remedy to Landlord or Tenant, the provisions of this Section shall constitute the parties’ sole and exclusive remedy in the event of any delays caused by any of the reasons described above in this Section 25.3, and Landlord and Tenant waive and release all rights and remedies (whether statutory, common law, in equity or otherwise) in the event of such delays, including rights and remedies for frustration of purpose or impossibility or impracticability of performance.

25.4 Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Cresa LLC, whose commission shall be paid pursuant to a separate written agreement as described in Section 6. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.

Bear Den Road
24	Blacksburg, SC

25.5 Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten business days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Tenant may not make any assertions on an estoppel certificate inconsistent with the terms of this Lease. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Premises, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F; provided, however, the factual statements contained therein may be amended or modified to the extent any of the certifications or representations contained therein are not true as of the date Tenant executes the same. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (a) this Lease is in full force and effect; (b) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (c) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (d) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (e) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

25.6 Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand-delivered to the intended addressee, or (c) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.7 Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future Laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

25.8 Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by the waiving party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of either party to insist upon the performance by the other party in strict accordance with the terms hereof. Landlord and Tenant shall not conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9, and neither the use of the phrase “in writing”, nor the word “written”, shall be construed to include electronic communications except by electronic signatures as specifically set forth in Section 25.9; provided, however, the foregoing shall not be deemed to prevent Landlord and Tenant from communicating by electronic mail, but in no event shall such communication be deemed to modify or amend this Lease or otherwise be binding in any way upon either party hereto. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

25.9 Counterparts; Electronic Signatures. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document. This Lease may be signed or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

25.10 Quiet Enjoyment. So long as no Event of Default then exists, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the Lease Date which are applicable to the Premises.

Bear Den Road
25	Blacksburg, SC

25.11 No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

25.12 Submission. The submission of this Lease by Landlord to Tenant for examination or execution shall not be construed as an offer and shall not in any manner bind Landlord, and Tenant shall not have any rights under this Lease, and no obligations on Landlord shall arise under this Lease, unless and until Landlord executes a copy of this Lease and delivers it to Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for 30 days after such delivery.

25.13 Entire Agreement; Arm’s-Length Negotiation; No Reliance. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. Each of Landlord and Tenant has had the opportunity to retain legal counsel to review, revise, and negotiate this Lease on its individual behalf. Landlord and Tenant stipulate that this Lease has been reviewed and revised by both Landlord and Tenant and their respective legal counsel and that this Lease is the result of an arm’s-length negotiation and compromise. Landlord and Tenant further stipulate that they are both sophisticated individuals or business entities capable of understanding and negotiating the terms of this Lease. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.

25.14 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES AND RELEASES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. This Section has been negotiated at arm’s length with the assistance of legal counsel and the legal effect has been fully explained to each party, and its provisions constitute a knowing and voluntary agreement.

25.15 Governing Law; Jurisdiction. This Lease shall be governed by and construed in accordance with the Laws of the state in which the Premises are located. The proper place of venue to enforce this Lease will be the county or district in which the Premises are located. In any legal proceeding regarding this Lease, including enforcement of any judgments, each party irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises are located; (b) accepts the venue of such courts and waives, releases and shall not plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified for such party in this Lease, or at such other address of which the other party has been properly notified in writing, and (2) nothing herein will affect either party’s right to effect service of process in any other manner permitted by applicable law.

25.16 Recording. At any time following the Lease Date, at the request of Landlord or Tenant, Landlord and Tenant shall execute a memorandum of lease in the form attached hereto as Exhibit L. The cost of recording such memorandum of lease shall be paid by Tenant. If any conflict exists or arises between the terms of this Lease and the terms of such memorandum, the terms of this Lease shall prevail. Tenant shall, within ten business days following Landlord’s written request after expiration or earlier termination of the Term or Tenant’s right of possession hereunder (time being of the essence with respect thereto), execute and deliver original counterparts to a release of such memorandum of lease (also in recordable form), and Tenant shall defend, indemnify and hold harmless Landlord and its representatives and agents from and against all Loss associated with Tenant’s failure to timely deliver any such original counterparts. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not record this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. If Tenant records this Lease or any similar instrument without Landlord’s consent (other than the memorandum of lease as expressly permitted pursuant to this Section 25.16), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) to the extent arising from such recorded instrument.

Bear Den Road
26	Blacksburg, SC

25.17 Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises, Tenant shall promptly notify Landlord thereof in writing.

25.18 Joint and Several Liability. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises, and the terms of Section 22 shall apply with respect to those obligations capable of being performed at the end of the Term (including all of Tenant’s obligations under Sections 15 and 21) until all such obligations are fully performed.

25.19 Financial Reports.

25.19.1 Obligation to Deliver Financial Statements. If Tenant is an entity that is domiciled in the United States of America, whose securities are traded on a national securities exchange, and whose financial statements are readily available through the EDGAR database system operated by the United States Securities and Exchange Commission, the terms of this Section 25.19 shall not apply. Otherwise, within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any financial accounting notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and financial accounting notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (a) to Landlord’s Mortgagee or prospective mortgagees or actual or prospective purchasers or investors of interests in the Building, (b) in litigation between Landlord and Tenant, (c) to attorneys, accountants, consultants, appraisers, or other advisors, (d) otherwise as reasonably necessary for the operation of the Premises or administration of Landlord’s business, or (e) if required by Law or court order.

25.19.2 Frequency of Obligation. Tenant shall not be required to deliver the financial statements required under Section 25.19.1 more than once in any 12-month period unless some event has occurred that necessitates Landlord’s review of such financial reports, including a possible sale or financing of the Premises, Tenant’s extension of the Term, an expansion or relocation of the Premises, or if requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

25.19.3 Accuracy of Financial Statements. Tenant represents and warrants to Landlord that the financial statements or other financial information pertaining to Tenant or its Affiliates (whether one or more, the “Company”) delivered to Landlord in connection with this Lease (whether delivered as part of the negotiation of this Lease, pursuant to Section 25.19.1, or otherwise) are and will be based upon and are consistent in all material respects with the information contained in the Company’s books and records, have been or will be prepared and reviewed by the Company, based on GAAP consistently applied throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present, and will fairly present, in all material respects, the financial position of the Company as of the date thereof and the results of its respective operations for the periods then ended, except as otherwise noted therein; provided that interim financial statements are subject to customary recurring year-end adjustments, which in the aggregate are not material, and lack footnotes and other presentation items.

25.20 Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of Telecommunications Services for part or all of Tenant’s telecommunications within the Building and from the Building to any other location unless Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Premises, which consent will not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Premises, applicable Laws and Landlord’s policies and practices for the Premises, and shall be required, at Landlord’s election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Premises, insurance requirements and the like, all at no cost to Landlord. Landlord shall not be required to provide or arrange for any Telecommunications Services and Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

Bear Den Road
27	Blacksburg, SC

25.21 Confidentiality. Both Landlord and Tenant acknowledge that the terms and conditions of this Lease (other than the existence of this Lease and the location of the Premises) are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; however, Landlord or Tenant may disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners. The disclosing party shall be liable for any disclosures made in violation of this Section by the disclosing party or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the disclosing party. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Notwithstanding anything to the contrary herein, Landlord and Tenant shall each have the right to make disclosures of the terms of this Lease (a) to the extent required by Law (including disclosures that are reasonably necessary to comply with rules of any stock exchange), (b) to the extent reasonably necessary to enforce such party’s rights hereunder, (c) in connection with such party’s financing, selling, leasing, insuring, or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party’s affiliate), (d) in connection with such party’s books and records being audited, (e) to the extent necessary reasonably necessary in constructing, operating, insuring, maintaining, repairing or restoring the Premises, and (f) pursuant to a press release which has been approved by both parties. Except for disclosures made pursuant to subparagraphs (a), (b) and (f) in the immediately preceding sentence, the disclosing party shall advise all parties to whom the disclosing party is permitted to disclose the terms and conditions of this Lease pursuant to this Section 25.21 of the confidential nature of such terms and conditions prior to disclosure and the disclosing party shall be responsible for any violation of the terms of this Section 25.21 by any such receiving party.

25.22 Authority of Tenant; Prohibited Persons and Transactions. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so, and that Tenant’s organizational identification number assigned by the Delaware Secretary of State is 10128402. Tenant represents and warrants to Landlord that, as of the Lease Date, Tenant is not, and Tenant hereby covenants that, throughout the Term, Tenant shall not become, a Prohibited Entity. Further, Tenant covenants that it will not Transfer this Lease to any Prohibited Entity (and any such Transfer shall be void). Tenant shall promptly notify Landlord in writing if Tenant becomes aware that it has ceased to be in compliance with the foregoing representation, warranty or covenant, or if Tenant has received a notice that it is the subject of an investigation for a violation of any Prohibited Entity Law. Within ten days after written request from Landlord, Tenant shall provide all information relevant to the ultimate ownership and control of Tenant and its Affiliates to determine whether Tenant is in compliance with all Prohibited Entity Laws (provided that the obligation to provide such information shall not extend to publicly traded shares). If Tenant is or becomes a Prohibited Entity, such occurrence shall constitute an immediate and incurable Event of Default under this Lease without the necessity of notice or opportunity to cure, and Landlord shall have the right, in its sole discretion, to terminate this Lease upon written notice to Tenant, in addition to and without limitation of any other rights or remedies available to Landlord under this Lease or at law or in equity. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s Affiliates and Landlord’s representatives and agents from and against any and all losses, liabilities, damages, claims, costs, and expenses (including reasonable attorneys’ fees and court costs) arising out of or related to (a) any breach of the foregoing representation, warranty or covenant, or (b) Tenant’s status as, or affiliation with, a Prohibited Entity. Tenant acknowledges and agrees that if this Lease or any provision hereof is declared invalid, illegal, or void under a Prohibited Entity Law (a “Termination Declaration”), then (1) Tenant shall remain liable for (A) all liabilities and obligations accruing prior to such Termination Declaration, (B) any breach, default, or failure to perform any obligation under this Lease occurring prior to such Termination Declaration, and (C) the continued performance of all obligations of Tenant that survive the termination or expiration of this Lease, and (2) Tenant shall pay to Landlord all costs of Landlord in securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated within five days following Landlord’s written demand therefor.

25.23 Authority of Landlord; Prohibited Persons and Transactions. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so. Landlord represents and warrants that Landlord is not, and covenants that Landlord will not become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and Landlord covenants that it will not transfer this Lease to any such persons or entities (and any such transfer shall be void).

Bear Den Road
28	Blacksburg, SC

25.24 Hazardous Materials; Environmental Requirements.

25.24.1 Prohibition Against Hazardous Materials. Except for Permitted Hazardous Materials properly stored and contained in compliance with all Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or transport, transfer, store, use, generate or manufacture any Hazardous Materials on or from the Premises without Landlord’s prior written consent. Tenant shall not permit or cause any party to Release any Hazardous Materials in or from the Premises, or introduce or disturb asbestos, asbestos-containing material, or PCBs into or from the Premises. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture or Release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises of any Environmental Requirement. No Tenant Party may install any finishes on exterior walls that act as vapor barriers, such as vinyl wall coverings that might permit the growth of fungi, mold or mildew. Tenant shall use only refrigerants and HVAC equipment that minimize or eliminate the emission of compounds that contribute to ozone depletion and global warming.

25.24.2 Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored or Released by a Tenant Party onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole, but commercially reasonable, discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work promptly in accordance with the foregoing requirements and at any time during the Term upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within 30 days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant shall remain the owner, generator, operator, transporter, and arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been Released onto or from the Premises without the prior written approval of the Landlord. Tenant shall not undertake any invasive investigation of the soil or groundwater at the Premises without Landlord’s prior written consent.

25.24.3 Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises and loss of rental income from the Premises), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought onto the Premises or disturbed in breach of the requirements of this Section 25.24, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any Release of Hazardous Materials or any breach of the requirements under this Section 25.24 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. This indemnity provision is intended to allocate responsibility between Landlord and Tenant under Environmental Requirements and shall survive termination or expiration of this Lease.

25.24.4 Baseline and Exit Site Assessments. Prior to the date hereof, Landlord has caused a Phase I Environmental Site Assessment (the “Baseline Site Assessment”) to be performed by Hart Hickman (dated May 1, 2026). On or before the 30th day following the later of (a) the expiration or earlier termination of the Term, or (b) Tenant’s fully vacating the Premises, Tenant may request in writing, and if Tenant delivers such written request, Landlord shall, at Tenant’s sole cost and expense, cause a second Phase I Environmental Site Assessment to be performed by Hart Hickman or another environmental consultant reasonably acceptable to Landlord (the “Environmental Consultant”) with respect to the Premises, as well as any Phase II or follow-up studies recommended by the Environmental Consultant or to the extent reasonably required by Landlord, to identify any instances of noncompliance with the requirements of the Lease, or if recognized environmental conditions not identified in the Baseline Site Assessment have occurred during Tenant’s occupancy thereof (“Exit Site Assessment”). Landlord shall cause the Environmental Consultant to name Tenant as a party that may rely on the Exit Site Assessment.

Bear Den Road
29	Blacksburg, SC

25.24.5 Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 25.24, or the environmental condition of the Premises. Access to the Premises shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement or this Lease, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives or releases any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or Release or threat of Release of any Hazardous Materials onto or from the Premises. Tenant shall, within five business days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental authority or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the Release or threat of Release of any Hazardous Materials onto or from the Premises. Tenant shall maintain at the Premises copies of all permits pertaining to Hazardous Materials and shall, at Landlord’s election, provide copies of such permits to Landlord or make such permits available at the Premises for inspection by Landlord or its agents or employees.

25.24.6 Tenant’s Financial Assurance in the Event of a Breach. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 25.24 that is not cured within 30 days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 25.24 are in addition to and not in lieu of any other provision in this Lease. Tenant’s obligations under this Section 25.24 shall also apply to the areas where Tenant’s Off-Premises Equipment is located.

25.25 List of Schedules and Exhibits. All schedules, exhibits and attachments attached hereto are incorporated herein by this reference.

Schedule 1	-	Definitions
Exhibit A	-	Premises Depiction
Exhibit B	-	Description of the Land
Exhibit C	-	Building Rules and Regulations
Exhibit D	-	Work Letter: Landlord Performs the Base Building Work
Exhibit D-1	-	Delivery of Premises, Milestone Dates and Remedies
Exhibit E	-	Form of Confirmation of Commencement Date Letter
Exhibit F	-	Form of Tenant Estoppel Certificate
Exhibit G	-	Extension Options
Exhibit H	-	Contractor Insurance Requirements
Exhibit I	-	Form of Rentable Square Feet Calculation Notice
Exhibit J	-	Project Costs
Exhibit K	-	Form of Development Services Agreement
Exhibit L	-	Form of Memorandum of Lease
Exhibit M	-	Right of First Offer – Purchase of Premises

25.26 UBTI and REIT Qualification. All Rent payable by Tenant to Landlord shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant shall (a) cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as “rents from real property,” and (b) permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 25.26 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

Bear Den Road
30	Blacksburg, SC

25.27 Sustainability.

25.27.1 Tenant shall comply with all Sustainability Standards, and, upon request, shall provide information required in order for Landlord to comply with any Sustainability Standards or obtain or maintain certifications under Sustainability Standards. Tenant shall reasonably cooperate, at no more than de minimis cost to Tenant, with Landlord’s efforts to obtain or maintain any private certifications under any Sustainability Standard. Tenant shall not use or operate the Premises in any manner that will cause the Building, or any part thereof, not to conform with all Sustainability Standards. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with Sustainability Standards (or the portion of such fee, fine, or penalty attributable to Tenant or the Premises as reasonably determined by Landlord) within 30 days after Landlord’s request therefor. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

25.27.2 Tenant covenants, at its sole cost and expense, to comply with all Sustainability Standards regarding the collection, sorting, separation, and recycling of trash. Tenant shall dispose of in an environmentally sustainable manner any equipment, furnishings, or materials no longer needed by Tenant, and shall recycle or re-use the same in accordance with Sustainability Standards.

25.27.3 All repairs, maintenance, and work (including alterations) performed by a Tenant Party in the Premises shall be performed in accordance with all Sustainability Standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste by or at the direction of any Tenant Party shall be in compliance with all Sustainability Standards.

25.27.4 If the Building is subject to fees, fines, or other penalties as a result of a violation of a greenhouse gas emissions limit pursuant to applicable Laws, Landlord may determine, in its reasonable discretion, the portion of such fee, fine, or penalty attributable to Tenant or the Premises and Tenant shall pay such portion to Landlord within 30 days after Landlord’s request therefor.

25.28 Cross Default. A default or event of default (beyond any applicable notice, grace and cure periods) under any other written agreement between Landlord or Landlord’s Affiliate and Tenant relating to the Premises shall constitute an Event of Default by Tenant under this Lease, and any Event of Default by Tenant under this Lease shall constitute a default or event of default under such other written agreement between Landlord or Landlord’s Affiliate and Tenant relating to the Premises (without any obligation to give Tenant any notice or opportunity to cure period thereunder).

25.29 Reserved Rights. This Lease does not grant any rights to light or air over or about the Premises or the land and improvements below the floor of the Premises. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Premises without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment.

25.30 Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any access control, guard or security services with respect to the Premises or Tenant’s Off-Premises Equipment and that Tenant shall be solely responsible for providing security for the Premises, Tenant’s Off-Premises Equipment and Tenant Parties. Subject to compliance with Section 8 hereof, Tenant may, at Tenant’s cost and expense, install security monitors at all of the Building’s ingress/egress points. For all purposes under this Lease, such security devices shall be deemed to be Tenant’s equipment. TENANT AND EACH TENANT PARTY HEREBY WAIVES AND RELEASES FROM LIABILITY LANDLORD AND ITS AGENTS AND REPRESENTATIVES AND WAIVES AND RELEASES ALL LOSSES AND CLAIMS (WHETHER UNDER THEORIES OF STRICT LIABILITY, TORT OR OTHERWISE) THAT TENANT OR SUCH OTHER TENANT PARTY NOW OR HEREAFTER HAVE AGAINST LANDLORD AND ITS AGENTS AND REPRESENTATIVES FOR ANY LOSS ARISING OUT OF OR RELATED TO (1) LANDLORD’S FAILURE TO PROVIDE ANY ACCESS CONTROL, GUARD OR SECURITY SERVICE IN, AT OR FOR THE BUILDING, PREMISES, OR TENANT’S OFF-PREMISES EQUIPMENT, OR (2) TENANT’S SECURITY DEVICES. TENANT’S SOLE REMEDY AGAINST LANDLORD FOR ANY LOSS OR CLAIM RELATING TO ANY FAILURE TO PROVIDE ACCESS CONTROL, GUARD OR SECURITY SERVICES WITH RESPECT TO THE PREMISES, THE BUILDING OR TENANT’S OFF-PREMISES EQUIPMENT SHALL BE THE RIGHT TO ENFORCE SPECIFIC PERFORMANCE OF LANDLORD’S OBLIGATIONS (IF ANY) UNDER THIS LEASE. Tenant, at its expense, shall be responsible for providing all door locks at the entry of the Premises and the Building and shall provide to Landlord, at Tenant’s expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas of the Premises. Sections 8.1 and 21 of this Lease shall govern Tenant’s installation, maintenance and Landlord’s removal rights with respect to any such security devices or connections.

Bear Den Road
31	Blacksburg, SC

25.31 No Construction Contract. This Lease, including all exhibits a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.

25.32 Time. Time is of the essence with respect to (a) Tenant’s and Landlord’s obligations under this Lease, and (b) Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.33 Digital Rights. All Digital Rights arising from, in connection with or in any way otherwise related to the Premises and/or Building shall be deemed the sole and exclusive property of Landlord and shall not be used in any manner by Tenant without Landlord’s express prior written consent, which may be withheld, in its sole and absolute discretion.

26. Other Provisions.

26.1 Parking. So long as Tenant leases the entirety of the Building, Tenant will be entitled to the exclusive use of the parking areas, truck courts and driveways that are part of the Premises, except to the extent necessary for Landlord’s performance of its obligations under this Lease. All motor vehicles (including all contents thereof) shall be parked in the parking area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY LOSS OR CLAIM WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING SPACES. TENANT’S SOLE REMEDY AGAINST LANDLORD FOR ANY LOSS OR CLAIM WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING SPACES SHALL BE THE RIGHT TO ENFORCE SPECIFIC PERFORMANCE OF LANDLORD’S OBLIGATIONS (IF ANY) UNDER THIS LEASE.

26.2 Lease Contingencies.

26.2.1 Landlord’s Acquisition of the Land. Notwithstanding anything in this Lease to the contrary, to the extent that the Land has not been acquired on or prior to the Lease Date, Landlord’s obligations hereunder are conditioned upon its acquiring the Land on terms and conditions satisfactory to Landlord. The parties acknowledge that the purchase of the Land is currently anticipated to be consummated by June 3, 2026. Tenant acknowledges that Landlord’s purchasing the Land and/or incurring costs above certain thresholds are subject to Landlord’s obtaining its investment committee’s approval.

26.2.2 Termination Rights.

(a) Landlord’s Termination Right. If (1) Landlord elects not to purchase the Land (including due to its investment committee’s disapproval), or (2) this Lease has not been amended to commemorate Landlord’s closing of financing with respect to the Premises by the date that is 90 days following the Lease Date for any reason (including Landlord’s failure to reach terms with equity and/or debt providers that are satisfactory to Landlord in Landlord’s sole discretion, and/or Tenant’s failure to agree upon required modifications to this Lease required by such equity and/or debt providers), Landlord shall be permitted to terminate this Lease by delivering written notice of such termination to Tenant, in which case (A) this Lease shall terminate as of the date of such written notice, (B) Tenant shall, within 30 days following Landlord’s written demand for all or any portion therefor (which may occur at multiple times with respect to different cost components), pay, reimburse and indemnify Landlord for all costs, fees and expenses incurred by Landlord in connection with the Preliminary Work, including all costs related to acquisition of the Land and Landlord’s cost of capital relating thereto, (C) if the Land has previously been purchased by Landlord, then Landlord shall convey the Land to Tenant via special warranty deed to Tenant, (D) if the Land has not previously been purchased by Landlord, then Landlord shall assign, and Tenant shall assume, all obligations with respect to the purchase of the Land, including the reimbursement of any deposits (and the parties shall execute commercially reasonable assignment and assumption documentation to memorialize same), and (E) if elected by Landlord, Landlord and Tenant shall promptly execute the Development Services Agreement, whereupon Tenant shall be responsible for developing the Premises and fully funding same, and Landlord shall serve as the developer with respect to same pursuant to the terms of such Development Services Agreement. Tenant acknowledges that third parties providing any such debt and/or equity financing may require certain amendments to be made to this Lease as a condition of providing such financing. Tenant hereby waives and releases all claims against Landlord related to Landlord’s failure or refusal to finalize the initial debt and equity financing for the transaction contemplated by this Lease.

Bear Den Road
32	Blacksburg, SC

(b) Tenant’s Termination Right for Landlord’s Insolvency. If, prior to the Commencement Date, Landlord becomes Insolvent, Tenant shall be permitted to terminate this Lease by delivering written notice of such termination to Landlord, in which case (1) this Lease shall terminate as of the date of such written notice, (2) Tenant shall, within 30 days following Landlord’s written demand for all or any portion therefor (which may occur at multiple times with respect to different cost components), pay, reimburse and indemnify Landlord for all costs, fees and expenses incurred by Landlord in connection with the Preliminary Work, including all costs related to acquisition of the Land and Landlord’s cost of capital relating thereto, (3) Landlord shall convey the Land to Tenant via special warranty deed to Tenant, and (4) Landlord shall have no further responsibility for developing the Premises. As used in this Section 26.2.2(b), Landlord shall be considered to be “Insolvent” if there is a filing of a petition by or against Landlord (A) in any bankruptcy or other insolvency proceeding; (B) seeking any relief under any state or federal debtor relief law; (C) for the appointment of a liquidator or receiver for all or substantially all of Landlord’s property or for Landlord’s interest in the Land and this Lease; (D) for the reorganization or modification of Landlord’s capital structure; or (E) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Landlord, then such filing shall not constitute Insolvency unless Landlord fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

(c) Survival. This Section 26.2.2 shall survive the termination of this Lease.

26.3 Credits and Incentives.

26.3.1 General Provisions. At Tenant’s sole cost and without any expense or penalty to Landlord (either in connection with Tenant’s initial procurement of any such incentive or the release of the Premises therefrom), Tenant may seek from the federal, state, and local agencies and authorities (the “Authorities”) economic development incentives, including federal, state or local grants, the creation of an enterprise zone, tax abatements, fee-in-lieu of ad valorem taxes, special source revenue credits, multi-county parks, sales and use tax exemptions or exclusions, tax increment financing, job training grants, utility-related incentives, and/or industrial revenue bonds in connection with Tenant’s decision to conduct business on the Premises (to the extent obtained by Tenant, the “Incentives”).

26.3.2 Cooperation. Provided Tenant is not in default under this Lease, at Tenant’s request, Landlord will reasonably cooperate with Tenant as may be required for Tenant to seek, obtain, maintain, or modify any applications, approvals, transfers, agreements and assignments of Incentives (“Cooperation Efforts”). Cooperation Efforts may include execution of reasonably required documents in connection with the Incentives, submitting certain notices or applications for Incentives, making appearances as agreed upon with advanced notice, providing non-confidential information to Tenant regarding the Premises that is reasonably necessary in connection with the Incentives and taking other similar commercially reasonable actions as Tenant may reasonably request. All actual costs incurred by Landlord in connection with its Cooperation Efforts will be reimbursed by Tenant within 30 days of Landlord’s delivery of an invoice therefor to Tenant. Landlord shall endeavor to notify Tenant in advance if Landlord anticipates that such costs will exceed $5,000. Only with respect to any of the Incentives for which Tenant has requested Landlord’s direct cooperation and participation, Tenant agrees to give written notice to Landlord of the receipt of written notice from the applicable Authorities which involves the assertion of any adverse claim, or the commencement of any Action (as hereinafter defined) against Tenant and which relates to or in any way involves such Incentives and the Improvements in the Premises or in the Building (the “Incentives Claim”). Tenant shall control the contest or resolution of any such Incentives Claim; provided, however, that Tenant shall consult with Landlord before taking any action or making any final decisions with respect to such Incentives Claim and shall obtain the prior written consent of Landlord (but only if such action is reasonably anticipated to result in non-de minimis adverse effect on Landlord, and in such case, consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided further, however, that Landlord shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Landlord, and Tenant agrees to reasonably consider Landlord’s position with respect to any action or decision to be made with respect to such Incentives Claim. As used herein, “Action” means any action, litigation, suit, claim, appeal, plea, charge, complaint, demand, arbitration, mediation, hearing, proceeding (public or private), or governmental authority investigation, audit, inquiry, assessment, or similar event or occurrence, including demand, termination or directive letters or correspondence or notices regarding or threatening any of the above adverse actions. To the extent that this Section 26.3.2 conflicts with Section 4.2.2, Section 4.2.2 shall control.

Bear Den Road
33	Blacksburg, SC

26.3.3 Incentives for Tenant’s Benefit. During the Term, all Incentives shall be solely for the benefit of Tenant and, to the extent any such Incentives are received by Landlord as a separate payment (rather than, for example, a reduced fee or invoice), will be passed through to Tenant by Landlord in a manner reasonably acceptable to Tenant, Landlord, and the Authorities so that, to the maximum extent possible, Tenant is placed in the same financial position as if it received such Incentives directly. Any utility incentives or rebates related solely to Tenant’s occupancy of the Premises will be payable to Tenant, and, if received by Landlord as a separate payment (rather than, for example, a reduced fee or invoice), shall be applied against Operating Costs.

26.3.4 Modification or Termination. During the Term, neither Tenant nor Landlord will modify or terminate those Incentives (for which Tenant has expressly requested Landlord’s direct cooperation and participation) without the other party’s prior consent, and Landlord will follow Tenant’s reasonable written instructions as to the implementation and use of the Incentives. Tenant shall reasonably cooperate with Landlord and the applicable Authorities as may be reasonably required, at Landlord’s sole cost and expense, to assign or otherwise transfer Tenant’s interest in any Incentives contract or agreement to Landlord as may be requested by Landlord not more than 90 days prior to the end of the Term. Tenant shall also reasonably cooperate with Landlord and the applicable Authorities as may be reasonably required, at Landlord’s sole cost and expense, to assign or otherwise transfer Landlord’s interest in any Incentives contract or agreement to an Affiliate of Landlord or purchaser of Landlord’s interest in the Premises or in the Building as may be reasonably requested by Landlord. To the extent there is a Landlord transfer of its interest in this Lease pursuant to Section 25.1 of this Lease, then following the written request of Tenant, Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, to assist in ensuring that such Incentives remain in place for the benefit of Tenant following such transfer, including with respect to obtaining any required approvals from any of the Authorities to reflect the assignment of the Incentives to the party assuming Landlord’s obligations under this Lease as a result of such transfer.

26.3.5 Indemnity. TENANT WILL DEFEND, INDEMNIFY AND SAVE LANDLORD AND ITS PARTNERS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS, HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, OBLIGATIONS, DEMANDS, ACTIONS, PROCEEDINGS, JUDGMENTS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND EXPENSES (INCLUDING SUMS PAID ON SETTLEMENT OF CLAIMS, REASONABLE LEGAL COSTS, AND REASONABLE CONSULTANT AND EXPERT FEES AND EXPENSES) THAT ANY ONE OR MORE OF THEM MAY SUSTAIN IN CONNECTION WITH OR ARISING OUT OF THE INCENTIVES OR TENANT’S FAILURE TO COMPLY WITH CONDITIONS TO, OR REQUIREMENTS OR OBLIGATIONS OF, THE INCENTIVES OR TENANT’S CLAIMS FOR INCENTIVES BENEFITS, INCLUDING ANY AND ALL CLAW BACK PROVISIONS OR ASSESSMENTS OF TAX, PENALTIES AND/OR INTEREST RELATED TO THE INCENTIVES.

[Remainder of Page Intentionally Left Blank]

Bear Den Road
34	Blacksburg, SC

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE (1) TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND (2) TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed as of the date specified in Landlord’s signature below (the “Lease Date”).

TENANT:	USA RARE EARTH, INC., a Delaware corporation

By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Title:	Chief Executive Officer

LANDLORD:	TC Liberty Development, LLC, a Delaware limited liability company

By:	/s/ Benjamin Schon
Name:	Benjamin Schon
Title:	Vice President

Executed on:	June 1, 2026

Bear Den Road
35	Blacksburg, SC

Schedule 1

DEFINITIONS

“Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question.

“Building’s Structure” means the Building’s roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls.

“Building’s Systems” means the base Building’s equipment, utilities and systems, including the base Building’s life-safety and fire protection (including fire sprinkler), plumbing (including landscape sprinklers), electrical (including electrical to exterior areas and exterior lighting) and mechanical systems; utility lines and drains and sump pumps (for clarity, Building’s Systems do not include equipment, utilities or systems constructed by any Tenant Party).

“Cannabis” means cannabis, cannabis derivatives, and any cannabis containing substances.

“Corporate Debt Rating” means either a general corporate debt rating or an unsecured corporate debt rating by either S&P or Moody’s.

“Corporate Debt Rating Requirement” means a Corporate Debt Rating of BBB or better (as determined by S&P) and Baa2 or better (as determined by Moody’s).

“Default Rate” means an annual rate equal to the lesser of the Prime Rate as published on the date on which any such payment was due plus seven percent, or the maximum lawful rate of interest. Interest payable at the Default Rate shall accrue monthly on a compounding basis.

“Design Issue” means an Improvement that would (1) be used for or associated with the use, storage or dispensing of Hazardous Materials or be located outside the Premises, (2) adversely affect (which determination shall be made by Landlord in its commercially reasonable discretion) the Building’s Structure, the Building’s Systems (including the Premises’ restrooms or mechanical rooms or service areas) or Landlord’s ability to meet the service obligations in this Lease, (3) increase Landlord’s costs to perform its obligations under this Lease or (4) affect (which determination shall be made by Landlord in its sole and absolute discretion) (a) the exterior appearance of the Premises, (b) any central plant or generator system, (c) the quiet enjoyment of other tenants or occupants of any related complex, (d) the means of ingress or egress to any exterior areas or non-tenant areas of the Premises (e.g., mechanical, electrical, fire pump and telecommunications rooms), or (e) the provision of services to occupants of any related complex.

“Design-Build Agreement” means the construction contract or design-build agreement to be entered into by and between Landlord and Design-Builder with respect to the Premises.

“Design-Builder” means Clark/Frampton, a Joint Venture, or another general contractor/design-builder selected by Landlord.

“Developer Spread” [“XXX”].

“Development Services Agreement” means that certain Development Services Agreement between Landlord and Tenant, the form of which is attached as Exhibit K, which sets forth the terms and provisions governing Landlord’s activities as developer with respect to the construction of the Building and other related improvements in the event Tenant acquires title to the Land pursuant to Section 26.2.2(a) hereof. Prior to execution of the Development Services Agreement, all exhibits and schedules thereto shall be populated and confirmed.

Bear Den Road
36	Blacksburg, SC

“Development Services Fees” [“XXX”].

“Digital Rights” means the right to copy, recreate, advertise, market, distribute, display, digitize, render, morph, duplicate, scan, model, or otherwise use or depict the Premises and/or Building in any and all forms of digital media, now known or hereafter created.

“Discount Rate” shall equal the yield on U.S. Treasury securities having a maturity of five years as reported by The Wall Street Journal as of the date on which Landlord notifies Tenant in writing that Landlord has elected to exercise a particular remedy.

“Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, as each may be amended from time to time throughout the Term and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 13 and Exhibit C of this Lease. For purposes of Environmental Requirements, to the extent authorized by Law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

“Excluded Operating Costs” means the following:

(1)	Corporate Overhead. General corporate overhead costs associated with the operation of the business of the entity which constitutes Landlord (as distinguished from the costs of the operations of the ownership, management, operation, maintenance, security, repair, replacement, renovation, restoration or operation of the Building, the Premises or any portion thereof), including general administrative expenses, legal, risk management, corporate and partnership accounting and legal costs, and placement/recruiting expenses for employees (whether they are assigned to the Building or not);

(2)	Leasing. Costs for marketing, solicitation, negotiation and execution of leases of space in the Building, including real estate licenses and other industry certifications, tickets to special events, leasing commissions, finder’s fees and referral fees;

(3)	Executive/Unrelated Salaries. Wages, salaries, fees, fringe benefits and other forms of compensation paid to any executive employee of Landlord above the grade of senior building manager;

(4)	Competitive Bidding/Arm’s Length Transactions. Other than property management fees, amounts paid by Landlord to a subsidiary or affiliate of Landlord, or to another party as a result of a non-competitive selection process, for services to the Building, or for supplies or other materials, in all cases to the extent the cost of such services, supplies, or materials exceed the fair market value of such services, supplies or materials;

(5)	Financing. Mortgage payments, debt costs or other financing charges (including interest, amortization or other payments on loans to Landlord and depreciation), costs of defending lawsuits (other than lawsuits with respect to the operation or management of the Building or the Premises), costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Premises;

(6)	Violations of Law. Costs incurred to take action to comply with Laws that were in effect and as interpreted prior to the Lease Date to the extent such action would have been required prior to the Lease Date.

Bear Den Road
37	Blacksburg, SC

(7)	Reimbursements. Costs for repairs to and replacements of any items to the extent costs are covered by a warranty, proceeds of insurance or similar payment obligations of third parties;

(8)	Taxes. (a) Taxes, (b) federal income taxes imposed on or measured by the income of Landlord from the operation of the Premises, (c) inheritance taxes, (d) gift taxes, (e) franchise taxes, and (f) corporate or profit taxes that may be assessed against Landlord;

(9)	Fines and Penalties. Fines and penalties imposed on Landlord and incurred due to (a) Landlord’s failure to pay bills when due, (b) Landlord’s breach of this Lease, and (c) Landlord’s violation of Law;

(10)	Contributions/Dues/Subscriptions. Costs, fees, dues, contributions and similar expenses for political, charitable, industry association and similar organizations, as well as the cost of newspaper, magazine, trade and other subscriptions, provided that this exclusion shall not apply to the Building’s or the Premises’ annual membership dues in the local Building Owners and Managers Association (BOMA);

(11)	Art. Costs to acquire sculptures, paintings, fountains or other objects of art above standard commercial grade;

(12)	Concessionaires. Compensation and benefits paid to or provided to clerks, attendants and other persons in commercial concessions operated by or on behalf of Landlord for a profit; however, this exclusion shall not apply to any such costs attributable to amenities provided by Landlord;

(13)	Legal Expenses. Legal expenses for services, other than those that benefit the Premises tenants generally (e.g., negotiation of vendor contracts);

(14)	Promotions. Promotional expenditures; and

(15)	Special Facilities. Costs for installing, operating and maintaining any observatory, broadcasting facility or child-care facility, in each case to the extent operated by Landlord for a profit (however, this exclusion shall not apply to any amenities provided by Landlord or made available to Tenant).

“GAAP” means generally accepted accounting principles consistently applied.

“Green Initiatives” mean Laws or programs (including public or private certifications) to promote natural resource efficiency, preservation or conservation; carbon reduction; slowing of global warming; reduction of heat islands; stormwater control; reduction of chemical use and emissions; indoor air quality; and sorting or recycling, and proper disposal of, trash.

“Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous or toxic substance, asbestos, and petroleum (including crude oil or any fraction thereof, natural gas and other hydrocarbons, synthetic gas, polychlorinated biphenyls [PCBs], per- and poly-fluorinated alkyl substances, and radioactive material).

“HVAC” means heated and refrigerated air conditioning, as appropriate.

“Improvements” means, collectively, all alterations, additions, betterments and improvements located in the Premises (including racking, shelving, and the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building’s Systems).

“including” means including, without limitation.

Bear Den Road
38	Blacksburg, SC

“Landlord Insured Parties” means (1) Landlord, (2) Landlord’s asset management company, as may be changed by Landlord from time-to-time, and their associated, affiliated, and subsidiary companies, owners, directors, officers, managing agents, and fiduciaries, as they exist, (3) TC MidAtlantic, its successors and assigns, (4) Trammell Crow Company and all subsidiaries and affiliates, (5) CBRE, Inc., and all subsidiaries and affiliates, (6) Landlord’s developer, and (7) Landlord’s Mortgagee (and Landlord shall have the right, from time to time, to require any of the foregoing to be specifically listed as an additional insured upon notice to Tenant), and any other party that Landlord may reasonably designate in writing from time to time.

“Landlord’s Mortgagee” means any mortgagee under any Mortgage, beneficiary under any deed of trust, or lessor under any Primary Lease.

“Laws” means (1) all federal, state and local laws (in each case whether such laws are created by statute, judgment or in equity), ordinances, building codes and standards, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, (2) all architectural and development guidelines, restrictive covenants, declaration of covenants, recorded documents, any applicable Primary Lease, restrictions and easements or other private agreement affecting the Premises, and (3) any requirements or mandates of any sanitation, trash, energy, water or sewer utility (including initiatives that are voluntary but must be undertaken in order to obtain service on reasonable terms or to otherwise operate the Premises in a commercially reasonable manner), and “Law” means any of the foregoing.

“Lease Constant Percentage” means the sum of .575% and the capitalization rate determined by Landlord as the rate upon which all capital sources (inclusive of debt and equity) would be willing to finance the transaction contemplated by this Lease. For example, if the capitalization rate is 9%, then the Lease Constant Percentage would be 9.575%.

“Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

“Minor Alterations” means Improvements totaling less than $500,000 in any single instance or series of related alterations performed within a six-month period (provided that Tenant shall not perform any Improvements in stages as a means to subvert this provision), in each case provided that (1) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and any plans and specifications therefor prior to commencing any such Improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (2) the installation thereof does not require the issuance of any building permit or other governmental approval, or involve any core drilling or installation of equipment and systems used for or associated with the use, storage or dispensing of Hazardous Materials or the configuration or location of any exterior or interior walls of the Building, and (3) such Improvements do not contain a Design Issue.

“Moody’s” means Moody’s Investor Service.

“Mortgage” means a deed of trust, mortgage, or other security instrument.

“OFAC” means the Office of Foreign Assets Control of the Department of the Treasury.

“Operating Costs” means all costs, expenses, disbursements, and amounts of every kind and nature (subject to the limitations set forth below) that Landlord pays or accrues in connection with the ownership, management, operation, maintenance, security, repair, replacement, renovation, restoration or operation of the Building, the Premises, or any portion thereof, or performing Landlord’s obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (1) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Premises (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Premises including accounting personnel), including taxes, insurance and benefits relating thereto; (2) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Premises; (3) insurance expenses, including the cost of any deductibles; (4) repairs, replacements, and general maintenance of the Premises; (5) costs includable as Operating Costs pursuant to Section 7.3; (6) service, maintenance and management contracts and fees and other costs for the operation, maintenance, repair, replacement or security of the Premises (including alarm service, window cleaning, janitorial, security, landscape maintenance, trash collection, sweeping and removal of trash in exterior areas of the Premises, mowing, snow removal and landscaping, and, if applicable, elevator maintenance); (7) utility service to exterior areas and other non-tenant areas of the Premises (e.g., canopy lighting, irrigation systems, mechanical, electrical, fire pump and telecommunications rooms); (8) replacement reserves for capital items; and (9) service, maintenance and management contracts and fees (payable to Landlord, Landlord’s Affiliate or a third-party management company) for the operation, maintenance, management, repair, replacement, or security of the Premises, including alarm service, window cleaning, janitorial, security, landscape maintenance, trash collection, sweeping and removal of trash, mowing, snow removal and landscaping, and if applicable, elevator maintenance. Additionally, Landlord may elect to amortize items not required to be amortized under this Lease as well as defer one or more amortized costs to future expense years.

Bear Den Road
39	Blacksburg, SC

“Permitted Hazardous Materials” means Hazardous Materials contained in products used by Tenant in de minimis quantities in accordance with all Laws for cleaning and office purposes.

“Preliminary Work” means all actions by Landlord related to this Lease prior to the termination of this Lease pursuant to Section 26.2.2, including actions related to the acquisition of the Land (including executing an agreement to purchase the Land, commencing due diligence activities with respect thereto, engaging designers [including architects and engineers] and entering into agreements for the design of the Premises, engaging and entering into agreements with electrical power providers, commissioning power studies, making financial commitments to power providers, and preparing plans, space plans and working drawings for the construction of Base Building Work) and performance of the Base Building Work. For avoidance of doubt, the Preliminary Work shall include all deposits made and costs incurred in connection the agreement to acquire the Land, together with a compounding 15% cost of capital related to all costs related to the acquisition of the Land.

“Primary Lease” means a ground lease, master lease, or primary lease.

“Prime Rate” means the “Prime Rate” as published on the date in question by The Wall Street Journal in its listing of “Money Rates”.

“Prohibited Entity” means a person or entity (1) that is prohibited or restricted by Law from acquiring an interest in real property or from entering into this Lease, or (2) with whom U.S. persons or entities are restricted from doing business (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List).

“Prohibited Entity Law” means any applicable governmental action or Law that prohibits or restricts U.S. persons or entities from doing business with Prohibited Entities, including OFAC, any similar statute or executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), and any other similar applicable governmental action or Law.

“Prohibited Use” means any of the following uses: any use that may reasonably result in a release of Hazardous Materials, including auto salvage/dismantling; battery recycling, manufacturing or reclamation; chemical mixing, blending, repackaging and/or manufacturing (in material quantities); chemical recyclers (i.e. Safety Clean, Clean Harbors); storage of lithium ion batteries; storage of drug paraphernalia (other than medicinal); dry cleaning facilities; electroplating and metal finishing operations, use or manufacturing; lawn care; marijuana growth, processing, storage or manufacturing; pallet manufacturers; pool supply operations; printing facilities; uses with on-site fueling; computer/electronic recyclers; outdoor chemical storage; underground storage tanks; waste processing (recycling, sorting, storage); storage, use or manufacturing of guns, explosives, fireworks, ammunition, or other similar hazardous items; retail uses and service of alcohol to the public; storage of tires, spices, coffee and other uses that generate excessive odors; automobile/truck/forklift maintenance, repair or fueling (except that the basic service and/or preventative maintenance and/or re-fueling of forklifts used at the Premises in the ordinary course of Tenant’s business shall be permitted subject to Tenant’s full compliance with Laws, the terms of this Lease, the standards established by the National Fire Protection Association, and best practices for the detection, minimization, and mitigation of any release of Hazardous Materials which may occur as a result thereof, however such exception is not to be deemed as a consent to the use of any specific Hazardous Materials or an acknowledgment that any release of Hazardous Materials is permitted or otherwise acceptable to Landlord); ceramics and jewelry manufacturing or finishing; chemical (organic or inorganic) storage, use or manufacturing; drum recycling; electronic components manufacturing; hazardous waste treatment, storage, or disposal; leather production, tanning or finishing; machinery and tool manufacturing; medical equipment manufacturing and hospitals; metal shredding, recycling or reclamation; metal smelting and refining; mining; paint, pigment and coating operations; petroleum refining; plastic and synthetic materials manufacturing (other than the heating and extrusion of raw material plastic pellet feedstock into plastic formulations); solvent reclamation; tire and rubber manufacturing; above and/or underground storage tanks; fertilizer storage; residential use or occupancy; auctions of any type; tetrachloroethylene manufacturing; retail sales of any type; any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Premises or its contents, the use, growing, producing, processing, storing (short- or long-term), distributing, transporting, or selling of Cannabis or any uses related to the same, nor shall Tenant permit, allow or suffer, any Tenant Party to bring any Cannabis onto any portion of the Premises; any use or manner that would violate any exclusive use covenant or use restriction then in effect for the benefit of any tenant or occupant of the Premises or any related complex or violate any restrictive covenants or other covenants and restrictions then affecting the Premises or any related complex; and space heaters in any office areas of the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, governmental offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing, reservation centers or other “call centers”; medical treatment and health care; radio, television or other communications broadcasting; and customer service offices of a public utility company. Notwithstanding the preceding sentence, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the rentable square feet in the Premises: (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; data processing; debt collection; and similar support services.

Bear Den Road
40	Blacksburg, SC

“Qualified Broker” means a licensed commercial real estate broker with at least ten years’ experience in leasing comparable buildings in the city or submarket in which the Premises are located.

“reasonable wear and tear” means such reasonable, normal and customary wear and tear associated with reasonable, normal and customary use of the item in question that (1) does not include any damage, deterioration or other issues that would have been prevented or eliminated by the performance by Tenant of Tenant’s maintenance, repair and replacement obligations under this Lease; (2) is solely cosmetic in nature; and (3) does not impair the use, operation or functionality of the item in question for its intended use. Nothing in this definition shall be interpreted to diminish Tenant’s repair, maintenance and replacement obligations under this Lease or Landlord’s right to enforce Tenant’s maintenance, repair and replacement obligations under this Lease.

“related complex” means any multi-building complex of which the Building is a part.

“Release” means depositing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discarding, discharging, injecting, escaping, leaching, dumping or disposing.

“S&P” means Standard & Poor’s Corporation.

“Sustainability Standards” means any of the following as in effect from time to time: (1) the U.S. Environmental Protection Agency’s Energy Star® rating system or Design to Earn Energy Star 71, the Green Building Initiative’s Green Globes™ for Continual Improvement of Existing Buildings standards, the U.S. Green Building Council’s Leadership in Energy and Environmental Design rating system, the Building Research Establishment Environmental Assessment Method rating system, the Institute of Real Estate Management Certified Sustainable Property standards, the Fitwel Viral Response Module standards, the WELL Health-Safety Rating for Facility Operations and Management rating system or any similar program or rating system; and (2) requirements, standards or programs pertaining to Green Initiatives that are required by Law or by any energy, water or sewer utility.

“Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with GAAP, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

“Tangible Net Worth/Credit Threshold” means (1) the proposed Permitted Transferee or the other entity being determined has a Tangible Net Worth equal to or greater than $1,500,000,000 as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord (and any member of the “Big Four” accounting firms shall be deemed acceptable to Landlord) (if available; otherwise, as certified by the Chief Financial Officer of such proposed Permitted Transferee or the other entity being determined), and (2) if the proposed Permitted Transferee or the other entity being determined has been assigned a Corporate Debt Rating, then the Corporate Debt Rating of such proposed Permitted Transferee or the other entity being determined satisfies the Corporate Debt Rating Requirement.

Bear Den Road
41	Blacksburg, SC

“Taxes” means taxes, assessments, charges, fees and payments whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes, assessments, charges and fees (including energy efficiency and emissions assessments, levies, taxes, or fees, stadium or other sports complex assessments or taxes, non-governmental assessments and charges [including assessments and charges from any applicable property owner’s association], any payments in lieu of taxes, and all payments under any restrictive covenant, declaration of covenants, any applicable Primary Lease, restrictions and easements or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Land or the Premises (or its operation), excluding only penalties and interest thereon, federal, state and local taxes on income, inheritance taxes, estate taxes, gift taxes, franchise taxes, or any mortgage, recording, stamp or transfer taxes payable in connection with the mortgaging, encumbering, transfer or sale of all or part of the Premises or of any beneficial interest in Landlord or any portion thereof or interest therein. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a tax directly on the rents or revenues received therefrom or a franchise tax, gross receipts tax, margin tax, sales or use tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Premises, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Premises.

“Telecommunications Services” means telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems.

“Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through or under Tenant; any subtenants, licensees or other parties claiming by, through or under Tenant; and any of their respective agents, vendors, service providers, architects and design professionals, contractors and subcontractors, officers, employees, licensees, guests and invitees.

“Tenant’s Off-Premises Equipment” means any equipment, signage or other property of any Tenant Party that may be located on or about the Premises or any related complex (other than inside the Premises).

“Tenant-Triggered Modifications” means modifications to the Premises (whether structural or non-structural and whether inside or outside of the Building) that are required by Law or deemed reasonably necessary by Landlord for the operation, maintenance or safety of the Premises as a result of (1) Tenant’s use or occupancy of the Premises; (2) Tenant’s Off-Premises Equipment or (3) Improvements made by or on behalf of any Tenant Party, including any initial tenant improvement work.

“trash” means garbage, trash, rubbish and other refuse.

“UCC” means the Uniform Commercial Code of the state in which the Premises are located.

Bear Den Road
42	Blacksburg, SC

Exhibit A

PREMISES DEPICTION

Bear Den Road
A-1	Blacksburg, SC

Exhibit B

DESCRIPTION OF THE LAND

Bear Den Road
B-1	Blacksburg, SC

Exhibit C

BUILDING RULES AND REGULATIONS

Bear Den Road
C-1	Blacksburg, SC

Exhibit D

WORK LETTER
(Landlord Performs the Base Building Work)

Bear Den Road
D-1	Blacksburg, SC

Exhibit D-1

DELIVERY OF PREMISES, milestone dates and remedies

Bear Den Road
D-1-1	Blacksburg, SC

Exhibit E

CONFIRMATION OF COMMENCEMENT DATE

Bear Den Road
E-1	Blacksburg, SC

Exhibit F

FORM OF TENANT ESTOPPEL CERTIFICATE

Bear Den Road
F-1	Blacksburg, SC

Exhibit G

EXTENSION OPTIONS

Bear Den Road
G-1	Blacksburg, SC

Exhibit H

CONTRACTOR INSURANCE REQUIREMENTS

Bear Den Road
H-1	Blacksburg, SC

Exhibit I

FORM OF RENTABLE SQUARE FEET CALCULATION NOTICE

Bear Den Road
I-1	Blacksburg, SC

Exhibit J

PROJECT COSTS

Bear Den Road
J-1	Blacksburg, SC

Exhibit K

FORM OF DEVELOPMENT SERVICES AGREEMENT

Bear Den Road
K-1	Blacksburg, SC

Exhibit L

FORM OF MEMORANDUM OF LEASE

Bear Den Road
L-1	Blacksburg, SC

Exhibit M

RIGHT OF FIRST OFFER – PURCHASE OF PREMISES

Bear Den Road
M-1	Blacksburg, SC